                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     HARVEYS CASINO RESORTS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                             HARVEYS CASINO RESORTS
                                  P.O. BOX 128
                       U.S. HIGHWAY 50 & STATELINE AVENUE
                            LAKE TAHOE, NEVADA 89449

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1998

                            ------------------------

To the Stockholders:

    NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harveys Casino Resorts (the "Company") will be held at Harveys Resort Hotel/Casino, U.S. Highway 50 and Stateline Avenue, Lake Tahoe, Nevada 89449, on Thursday, May 14, 1998 at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 1, 1998 and approve the merger described therein (the "Merger") providing for the merger of the Company and Harveys Acquisition Corporation, a Nevada corporation ("Acq Corp") which is an affiliate of Colony Investors III, L.P., a Delaware limited partnership ("Colony Investors") and an affiliate of Colony Capital, Inc., a Delaware corporation. As a result of the Merger:

    (a) The Company and Acq Corp will be merged, with the Company being the surviving corporation and an affiliate of Colony Investors; and

    (b) Each share of Common Stock of the Company outstanding at the time the Merger becomes effective (other than shares of Common Stock held in the Company's treasury and by Acq Corp) will be converted into the right to receive $28.00 in cash, subject to increase, as described in the accompanying Proxy Statement.

2. To elect three directors to serve for a term of three years until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, in the event that the Merger is not approved or consummated, or a term representing the period from the Annual Meeting until the time the Merger becomes effective, if the Merger is approved and consummated; and

3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 27, 1998, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

    Your prompt response will be appreciated.

                                          By Order of the Board of Directors

                                                     [LOGO]
                                          Charles W. Scharer
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT AND
                                            CHIEF EXECUTIVE OFFICER

Lake Tahoe, Nevada
April 1, 1998

                             HARVEYS CASINO RESORTS
                                  P.O. BOX 128
                       U.S. HIGHWAY 50 & STATELINE AVENUE
                            LAKE TAHOE, NEVADA 89449

                            ------------------------

                                PROXY STATEMENT
                               ------------------

    The accompanying proxy is solicited by the board of directors (the "Board of Directors" or the "Board") of Harveys Casino Resorts (the "Company" or "Harveys") to be used at the Annual Meeting of Stockholders on Thursday, May 14, 1998 (the "Annual Meeting") to be held at 10:00 a.m. local time at Harveys Resort Hotel/Casino, U.S. Highway 50 and Stateline Avenue, Lake Tahoe, Nevada. This Proxy Statement, the enclosed form of proxy and the Annual Report to Stockholders are being sent to stockholders on or about April 1, 1998.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

    ITEM I: The adoption of an Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement") and approval of the merger described therein (the "Merger") providing for the merger of the Company and Harveys Acquisition Corporation, a Nevada corporation ("Acq Corp") which is an affiliate of Colony Investors III, L.P., a Delaware limited partnership ("Colony Investors") and an affiliate of Colony Capital, Inc., a Delaware corporation ("Colony Capital") (unless the context otherwise requires, Colony Investors, Colony Capital and related entities are referred to collectively as "Colony" in this Proxy Statement).

    ITEM II: The election of three directors to serve until the 2001 Annual Meeting, in the event that the Merger is not approved or consummated, or a term representing the period from the Annual Meeting until the time the Merger becomes effective, if the Merger is approved and consummated.

    As a result of the Merger, at the time the Merger becomes effective (the "Effective Time"), without any action on the part of the stockholders, each share of the Company's Common Stock, $.01 par value (the "Common Stock") then outstanding (except those shares of Common Stock held by the Company and its subsidiaries or held by Acq Corp) will be converted into the right to receive $28.00 in cash without interest. If the closing of the Merger does not take place before September 1, 1998 due to the failure of Acq Corp to meet certain conditions relating to its and its directors and officers being licensed or found suitable by gaming authorities, the consideration per share will include an additional amount of cash, without interest, equal to the difference, if positive, of (i) the product of (x) $1.96 and (y) a fraction the numerator of which shall be the number of days elapsed from and including September 1, 1998 to and excluding the closing date of the Merger and the denominator of which shall be 365, minus (ii) (x) the aggregate amount of all cash dividends on the Common Stock paid during the period from and including September 1, 1998 to and excluding the closing date of the Merger, divided by (y) the number of shares of Common Stock upon which the Merger consideration is paid plus the number of shares of Common Stock underlying any stock options, warrants and other rights to acquire Common Stock canceled in connection with the Merger (together with the $28.00 per share, the "Merger Consideration"). Also at the Effective Time, each share of Acq Corp will be converted into an equivalent share of the Company as the surviving corporation. See "The Merger Agreement--Conversion of Shares." If the Merger Agreement is adopted and the Merger is approved by the Company's stockholders, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, it is anticipated that the Merger will be consummated as soon as practicable after the approval of applicable gaming authorities and the receipt of necessary gaming licenses and permits are obtained. See "The Merger Agreement--Effective Time of the Merger,"

"--Conversion of Shares" and "-- Conditions to the Merger." The Merger Agreement is attached to this Proxy Statement as ANNEX A.

    THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. In reaching its determination, the Board of Directors considered, among other things, the opinion, dated February 1, 1998, of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the stockholders of the Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. See "Opinion of the Company's Financial Advisor." The opinion is included as ANNEX B hereto.

    The Board of Directors believes that the election of its director nominees is in the best interests of the Company and its stockholders and recommends to the stockholders the approval of each of the nominees.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

    The Annual Report to Stockholders that accompanies this Proxy Statement is not to be regarded as proxy soliciting material.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN SUBSEQUENT TO THE DATE HEREOF.

              THE DATE OF THIS PROXY STATEMENT IS MARCH 30, 1998.

                                     VOTING

    Only holders of record at the close of business on March 27, 1998 (the "Record Date") of the Common Stock will be entitled to vote at the Annual Meeting. On March 20, 1998 there were 10,066,497 shares of Common Stock outstanding. The number of shares outstanding may change between such date and the Record Date if any currently exercisable options to purchase Common Stock are exercised, if the Company elects to repurchase any shares, or if the Company otherwise authorizes the issuance of any shares. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

    Shares of Common Stock represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares of Common Stock represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the adoption of the Merger Agreement and the approval of the Merger and the election of all of the nominees listed herein and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting the respective proxies.

    This proxy solicitation is made by the Board of Directors. The cost of preparing, assembling and mailing the proxy materials will be borne by the Company. The Company has retained American Stock Transfer & Trust Co. to solicit proxies at an estimated cost of $15,000.

VOTES REQUIRED

    Under the Company's Restated Articles of Incorporation, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the shares of the Company entitled to vote, in person or by proxy, is required to approve a merger (such as the Merger) to which the Company is a party and which requires stockholder approval under the Nevada Revised Statutes.

    The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting.

    Shares as to which a stockholder abstains or withholds from voting on the Merger and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the Merger will not be counted as voting on, and therefore counted as voting not in favor of, the Merger. Shares as to which a stockholder abstains or withholds from voting on the election of directors and broker non-votes on the election of directors will not be counted and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

    THE STOCKHOLDERS OF THE COMPANY HAVE NO DISSENTERS' OR APPRAISAL RIGHTS IN CONNECTION WITH ITEM I OR II UNDER THE NEVADA REVISED STATUTES.

ADJOURNMENT OF THE ANNUAL MEETING

    If there are not sufficient votes to adopt the Merger Agreement and approve the Merger at the Annual Meeting, such proposal could not be approved unless the Annual Meeting were adjourned to permit further solicitation of proxies from the Company's stockholders. Proxies that are being solicited by the Board of Directors of the Company grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Annual Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than the announcement of such time and place at the Annual Meeting. The affirmative vote of at least a majority of the Common Stock present or represented, in person or by proxy, and voting at the Annual Meeting is required to approve such adjournment, whether or not a quorum is present at the Annual Meeting. An adjournment of the Annual Meeting may be necessary because the limited time between the mailing of the Proxy Statement and the Annual Meeting may result in the lack of a quorum at the Annual Meeting or the lack of votes sufficient to approve the Merger (which has a 66 2/3% requirement). To obtain the requisite vote, it may be necessary to adjourn the Annual Meeting to solicit additional proxies.

    If the Annual Meeting is postponed or adjourned, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have been effectively revoked or withdrawn before the reconvening).

                             HARVEYS CASINO RESORTS
                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
VOTING.....................................................................................................          ii
TABLE OF CONTENTS..........................................................................................          iv
SUMMARY OF PROXY STATEMENT.................................................................................           1
GENERAL INFORMATION........................................................................................           1
THE MERGER.................................................................................................           1
Item I: THE MERGER.........................................................................................           4
BACKGROUND OF THE MERGER AND REASONS FOR THE MERGER........................................................           5
  Background of the Merger.................................................................................           5
  Negotiations with Colony.................................................................................           6
  Recommendation of the Board of Directors; Harveys' Reasons for the Merger................................           7
OPINION OF THE COMPANY'S FINANCIAL ADVISOR.................................................................           8
THE MERGER AGREEMENT.......................................................................................          12
  Effective Time...........................................................................................          12
  Conversion of Shares.....................................................................................          13
  Surrender of Shares and Payment..........................................................................          13
  Stock Options............................................................................................          13
  Conduct of Business Pending the Merger...................................................................          13
  Conditions to the Merger.................................................................................          15
  Expenses of the Merger...................................................................................          15
  Financing of the Merger..................................................................................          15
  No Solicitation..........................................................................................          15
  Breakup Fee..............................................................................................          16
  Termination..............................................................................................          16
  Amendment................................................................................................          16
INTEREST OF CERTAIN PERSONS IN THE TRANSACTION.............................................................          17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          18
ACCOUNTING TREATMENT OF THE TRANSACTION....................................................................          18
REGULATORY APPROVALS.......................................................................................          18
PRICE OF THE COMMON STOCK..................................................................................          19
SELECTED FINANCIAL DATA....................................................................................          20
Item II: NOMINEES FOR ELECTION OF DIRECTORS................................................................          22
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................          23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          28
EXECUTIVE COMPENSATION.....................................................................................          30
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION....................................................          39
STOCK PERFORMANCE GRAPH....................................................................................          41
CERTAIN TRANSACTIONS.......................................................................................          41
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS................................................................          42
OTHER MATTERS..............................................................................................          42
STOCKHOLDER PROPOSALS......................................................................................          42
ANNUAL REPORT..............................................................................................          42
AVAILABLE INFORMATION......................................................................................          42
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................          43
CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION
  REFORM ACT OF 1995.......................................................................................          43

                           SUMMARY OF PROXY STATEMENT

    The following is a summary of the material provisions of certain information contained elsewhere in this Proxy Statement. This summary is qualified in its entirety by reference to the full text of this Proxy Statement, the Annexes hereto and the documents incorporated by reference.

                              GENERAL INFORMATION

Date, Time and Place of Annual    Thursday, May 14, 1998, at 10:00 a.m. local time at
  Meeting.......................  Harveys Resort Hotel/Casino, U.S. Highway 50 & Stateline
                                  Avenue, Lake Tahoe, Nevada 89449.

Record Date.....................  March 27, 1998

Purpose of the Meeting..........  To consider and vote upon proposals to (i) adopt the
                                  Merger Agreement and approve the Merger and (ii) elect
                                  three directors to serve for a term of three years, in the event that the Merger is not approved or consummated, or a term representing the period from the Annual Meeting until the time the Merger becomes effective, if the Merger is
                                  approved and consummated.

Vote Required...................  Adoption of the Merger Agreement and approval of the
                                  Merger is required by the holders of at least 66 2/3% of
                                  the voting power of all of the shares of the Company
                                  entitled to vote in person or by proxy. Only holders of
                                  record at the close of business on March 27, 1998 (the
                                  "Record Date") of the Common Stock will be entitled to
                                  vote at the Annual Meeting. On March 20, 1998 there were
                                  10,066,497 shares of Common Stock outstanding and entitled to vote. The number of shares outstanding may change
                                  between such date and the Record Date if any currently
                                  exercisable options to purchase Common Stock are
                                  exercised, if the Company elects to repurchase any shares, or if the Company otherwise authorizes the issuance of any shares.

                                  Certain persons who collectively constitute the Company's
                                  largest stockholder, the Ledbetter family, have agreed to
                                  vote their shares, representing approximately 41% of the
                                  Common Stock, in favor of the Merger.

                                  The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual
                                  Meeting.

Recommendation..................  The Board of Directors of the Company has unanimously approved the Merger Agreement and the Merger and
                                  recommends that stockholders vote for adoption of the
                                  Merger Agreement and approval of the Merger.

                                  The Board of Directors recommends that stockholders vote
                                  for the election of the three nominees to the Board of
                                  Directors.

                                         THE MERGER

Reasons for the Merger..........  The Board of Directors has concluded that the acquisition of the Company by Colony upon the terms and subject to the conditions set forth in the Merger Agreement is fair to,
                                  and in the best interests of, the stockholders. See
                                  "Background of the Merger and Reasons for the Merger."

Opinion of Financial Advisor....  The Company retained DLJ to act as its financial advisor in connection with a possible business combination.

                                  On February 1, 1998, DLJ rendered to the Company its
                                  written opinion to the effect that, as of such date and
                                  based upon and subject to the factors, assumptions,
                                  limitations and qualifications set forth therein, the
                                  consideration to be received by the stockholders of the
                                  Common Stock pursuant to the Merger Agreement is fair to
                                  such stockholders from a financial point of view. The full text of the DLJ opinion, which sets forth the assumptions
                                  made, the matters considered and the limits of review
                                  undertaken by DLJ, is attached as ANNEX B to this Proxy
                                  Statement and should be read in its entirety. See "Opinion of the Company's Financial Advisor."

Effective Time of the Merger....  If the stockholders adopt the Merger Agreement and approve the Merger, the Merger is expected to become effective as
                                  soon as practicable after the approval of applicable
                                  gaming authorities and the receipt of necessary gaming
                                  licenses and permits are obtained. No assurances can be
                                  given that the necessary gaming licenses and permits will
                                  be obtained or that they will be obtained on a timely
                                  basis. See "The Merger Agreement--Effective Time of the
                                  Merger" and "--Conditions to the Merger" and "Regulatory
                                  Approval."

Conversion of Shares and          Each share of Common Stock outstanding at the Effective
  Surrender of Stock............  Time (except those shares of stock held by the Company and its subsidiaries or by Acq Corp) will be converted into
                                  the right to receive the Merger Consideration, which will
                                  include, if the closing of the Merger does not take place
                                  before September 1, 1998 due to the failure of Acq Corp to meet certain conditions relating to its and its directors
                                  and officers being licensed or found suitable by gaming
                                  authorities, an additional amount of cash generally
                                  representing an additional 7% per annum of the $28.00 per
                                  share consideration less the per share equivalent of any
                                  cash dividends paid on the Common Stock from September 1,
                                  1998 to the closing date of the Merger (but excluding cash dividends paid on the Common Stock prior to September 1,
                                  1998, which the Company will be permitted to continue to
                                  pay in an amount not to exceed $.05 per share per
                                  quarter). See "The Merger" and "The Merger
                                  Agreement--Conversion of Shares." As soon as practicable
                                  after the Effective Time, a form letter of transmittal and instructions will be mailed to each person who was,
                                  immediately prior to the Effective Time, a holder of
                                  record of outstanding Common Stock. The letter of
                                  transmittal should be used by each stockholder to
                                  surrender such stockholder's certificates representing
                                  shares of Common Stock.

                                  DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THE
                                  LETTER OF TRANSMITTAL.

Stock Options...................  All options for the purchase of Common Stock (the
                                  "Options") will be canceled by the Company immediately
                                  prior to the Effective Time. Holders of Options will be
                                  entitled to receive an amount equal to the product of (i)
                                  the amount by which the Merger Consideration exceeds the
                                  exercise price per share subject to the Option and (ii)
                                  the number of shares subject to the Option. See "The
                                  Merger" and "The Merger Agreement--Stock Options."

Conditions to the Merger........  Consummation of the Merger is subject to certain conditions, including the adoption of the Merger Agreement and approval of the Merger by the Company's stockholders
                                  and the receipt of necessary gaming and other regulatory
                                  approvals, and the absence of any order or injunction that would prevent the consummation of the Merger. See "The
                                  Merger Agreement--Conditions to the Merger."

No Solicitation.................  The Merger Agreement prevents the Company and its directors and officers from, among other things,
                                  soliciting any proposals or offers to acquire a material
                                  amount of the Company's assets or over 10% of any class of the Company's equity securities (a "Proposal"). In the
                                  event a Proposal is received pursuant to which the
                                  consideration offered exceeds that offered by Acq Corp and is otherwise more favorable to the Company, and Acq Corp
                                  declines to match such competitive Proposal, the Company
                                  may accept such Proposal and terminate the Merger
                                  Agreement. See "The Merger Agreement-- No Solicitation."

Breakup Fee.....................  The Company has agreed to pay Acq Corp $10 million plus its reasonably documented out-of-pocket expenses if the
                                  Merger Agreement is terminated under certain
                                  circumstances, including the Company's acceptance of a
                                  more favorable Proposal. See "The Merger Agreement--
                                  Breakup Fee."

Termination.....................  The Merger Agreement may be terminated if, among other reasons, the Effective Time has not occurred prior to
                                  February 1, 1999. If the grant of approval from any
                                  necessary gaming authority has not been finally determined prior to February 1, 1999 and the parties obtain
                                  reasonable assurances that a hearing has been or is
                                  reasonably expected to be scheduled prior to April 1,
                                  1999, then neither party will be able to terminate the
                                  Merger Agreement prior to April 1, 1999 due to Acq Corp's
                                  failure to obtain gaming authority approval. See "The
                                  Merger Agreement--Termination."

Interest of Certain Persons in    In considering the recommendation of the Board of
  the Transaction...............  Directors of the Company with respect to the Merger
                                  Agreement and the Merger, stockholders should be aware
                                  that the Ledbetter family and certain members of
                                  management have interests in the Merger that are in
                                  addition to or different from the interests of the
                                  Company's stockholders generally, including in the case of the Ledbetter family the continuation of certain
                                  perquisites and in the case of management the continuation of employment and the receipt of ownership interests in
                                  the surviving corporation. See "Interest of Certain
                                  Persons in the Transaction."

Certain Federal Income Tax        The receipt of cash for shares of Common Stock pursuant to
  Consequences..................  the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction
                                  under applicable foreign, state, local and other income
                                  tax laws. See "Certain Federal Income Tax Consequences."

Regulatory Approvals............  The consummation of the Merger is subject to the prior approval of the federal Department of Justice and Federal
                                  Trade Commission under applicable antitrust laws, as well
                                  as the approval of the gaming authorities of Nevada,
                                  Colorado and Iowa. See "The Merger Agreement--Conditions
                                  to the Merger" and "Regulatory Approval."

                                     ITEM I
                                   THE MERGER

    Colony Capital is a private, international real estate investment firm headquartered in Los Angeles with additional offices in New York, Texas, Florida, Hawaii and Paris, France. Colony Investors is a limited partnership and an affiliate of Colony Capital formed to make private equity investments. Acq Corp has advised the Company that Colony Investors has $1 billion in capital commitments to date. Acq Corp is an affiliate of Colony Investors formed for the purpose of entering into the Merger. Colony's executive offices are located at 1999 Avenue of the Stars, Los Angeles, California 90067, telephone number (310) 843-3660.

    On February 1, 1998, the Company and Acq Corp entered into the Merger Agreement, which sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is adopted and the Merger is approved at the Annual Meeting and all other conditions to the obligations of the parties to consummate the Merger, including receiving approval from the gaming authorities of Nevada, Colorado and Iowa, are satisfied, Acq Corp will be merged with and into the Company, which will be the surviving corporation of the Merger. At the Effective Time, without any action on the part of the stockholders, the Company will become owned by the owners of Acq Corp immediately prior thereto, Acq Corp will cease to exist and each outstanding share of Common Stock (except shares held by the Company or its subsidiaries or by Acq Corp) will be canceled and converted into the right to receive the Merger Consideration.

    The Company will cause each option to purchase shares of Common Stock (an "Option") to be canceled in exchange for payment of an amount of cash equal to the Merger Consideration less the amount of the exercise price for each share of Common Stock subject to the Option. See "The Merger Agreement--Stock Options."

    On the date of the Merger Agreement, certain persons who collectively constitute the Company's largest stockholder, the Ledbetter family, entered into a Voting and Profit Sharing Agreement (the "Voting Agreement") with Acq Corp. Pursuant to the Voting Agreement, William B. Ledbetter, Kirk B. Ledbetter, Jessica L. Ledbetter and a trust affiliated with the Ledbetter family (collectively, the "Ledbetter Family") have agreed: (i) to vote their shares of Common Stock, representing approximately 41% of the outstanding Common Stock, in favor of the Merger; (ii) to vote against any proposal before the stockholders that would have the effect of impeding the Merger, including any proposal from an entity other than Acq Corp to acquire the Company; (iii) not to solicit any competing proposals in their individual capacities; and (iv) if the Merger Agreement terminates under circumstances in which Acq Corp is entitled to a breakup fee, to remit to Acq Corp 62.5% of any consideration received for the Ledbetter Family's shares within 12 months after such termination, to the extent the consideration exceeds what would have been received under the terms of the Merger Agreement as in effect on February 1, 1998. The Voting Agreement requires the Ledbetter Family to make this profit-sharing payment to Acq Corp even if the topping bid is made by Acq Corp or another Colony entity. See "Interest of Certain Persons in the Transaction."

              BACKGROUND OF THE MERGER AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    Beginning in July 1997, management became concerned that, while the Company was delivering record financial results, its stock price was relatively stagnant. The Company was in the process of selling its interests in Hard Rock Hotel, Inc. for cash and did not have an expansion project in which to put such cash to work immediately. Management therefore began a process of exploring opportunities to return increased value to its stockholders. Management considered various forms of stock buy-back programs, leveraged recapitalizations, a special dividend and the sale of the Company. Among other factors, limitations contained in the indenture governing the Company's 10 5/8% Senior Subordinated Notes due 2006 (the "Notes") limited the amount of its own stock the Company could buy back or the amount of a special dividend it could pay without the consent of the holders of the Notes. A leveraged recapitalization would also require the consent of the holders of the Notes. While it was possible that such consents might be obtained, management believed that the cost of the consent payment, the other transaction costs involved and the increased leverage on the Company as a result of such a transaction, while possibly affording stockholders a short-term benefit, was not in the best long-term interest of its stockholders. While management did not reach any final conclusions during this period, which extended from July through September 1997, it became apparent that, at an appropriate price, the best strategy to realize current value for the existing stockholders would be a sale or other business combination involving the Company.

    Management had received inquiries during this period and previously from various entities concerning the Company's interest in a business combination. Previously the Company had believed its best strategy to maximize stockholder value was to proceed with long-term expansion through the development of premium hotel/casino facilities in markets in which the Company believed it could establish and maintain a prominent position or niche. However, with little prospect for the legalization of gaming in new domestic jurisdictions in the near term and the difficulty of finding acceptable new projects in jurisdictions where gaming is legal, management began to view with increased interest overtures from other entities expressing interest in a business combination. Management consulted on an individual basis with various members of the Board of Directors including the three directors who are members of the Ledbetter Family and jointly control approximately 41% of the Company's issued and outstanding shares, about the advisability of pursuing overtures possibly leading to a business combination. Management received a favorable response that, if a transaction could be negotiated at an appropriate price, such directors believed that the transaction might be in the best long-term interest of the stockholders.

    During October 1997, management received indications of interest from five entities concerning a possible business combination with the Company. Various informal discussions took place between members of management and such entities on issues concerning the form of consideration to be received in such combination, the ability of the interested entity to complete the transaction as to financing, licensing and other relevant criteria. At the Board of Directors' regularly scheduled meeting in October 1997, management informed the Board generally of the state of discussions with interested parties and received the approval of the Board to continue those discussions on a confidential basis and on the basis of publicly available information about the Company. At the Board's regularly scheduled November meeting, the Board was informed that negotiations with the five interested parties had proceeded at varying degrees of intensity and interest and that it appeared that two of such entities had indicated interest at price levels which represented a substantial premium over the Company's then current stock price and that each entity seemed to have the ability to complete a transaction. As a preparatory step to considering a business combination, the Board authorized management to negotiate an engagement letter with DLJ to perform an evaluation of the Company and to inform the Board as to the ranges of value which DLJ might consider as being fair to the stockholders from a financial point of view. At a meeting of the Board on December 5, 1997, the Board approved the engagement of DLJ and DLJ made a presentation to the Board concerning DLJ's financial analysis of the Company in contemplation of a possible business combination and informed the Board that it would consider an offer in the range of $21.50 to $28.00 per share to be fair to the stockholders from a financial point of view. DLJ and management also updated the Board on the status of discussions with the five parties who had expressed interest in a business combination with the Company and one additional entity which had also expressed an interest. Two such entities had indicated they would be willing to make a proposal for an all cash bid for all outstanding shares of stock and one party had indicated that it would be willing to make a proposal at a lower price than the other two. The two entities which had submitted proposals at a higher price also strongly indicated that they would not participate in a public "auction" process and would withdraw their indications of interest should the Company commence such a process. There had been no further discussions since the previous meeting with two of the entities, and the one new entity which had expressed preliminary interest had not indicated a price. Following the discussion of the DLJ presentation and the update concerning the current status of negotiations with interested parties, the Board laid down four criteria that it considered relevant to an acceptable bid: (1) consideration only in cash, (2) demonstrated financial ability to close an all cash transaction with no financing contingency, (3) an enumeration of the other contingencies a prospective bidder would expect, and (4) a schedule of due diligence review and timing of negotiations and completion of the transaction. DLJ was authorized to contact on a confidential basis any other entities which it believed, based on its experience in the gaming industry, might possibly be interested in a business combination with the Company. DLJ was retained as the financial advisor to the Company and authorized to conduct all negotiations with prospective bidders and to report back to the full Board as events warranted.

    At a meeting of the Board on December 15, the Board received an update from DLJ. Of the several parties contacted by DLJ, none had expressed interest in a possible business combination with the Company. The two previously contacted entities were still interested in a business combination involving all cash consideration, one entity which had been informed that its bid was inadequate had made no new bid but simply reaffirmed its previous bid, and the other three entities which had originally expressed interest either had ceased interest or had not made or were incapable of making proposals which fit the Board's criteria. On that basis, the Board authorized management to enter into confidentiality agreements with any entity indicating a willingness to pay $27.00 or more per share in cash for the Company which also had the demonstrated financial ability to close such a transaction without a financing contingency. Following the meeting, DLJ continued discussions with five interested parties and informed them of the Board's decision. In the month of December, DLJ on behalf of the Company entered into confidentiality agreements with the two entities which had indicated a willingness since November to make all cash proposals and those entities then proceeded to conduct due diligence, including on the basis of non-public information furnished by the Company and interviews with management.

    In preparation for the regularly scheduled meeting of the Board on January 22, 1998, DLJ requested that all five parties submit written proposals meeting the Board's previously articulated criteria. Of the two entities which had entered into confidentiality agreements and performed due diligence, Colony submitted a written proposal and the other entity orally reconfirmed its previous proposal. One other entity submitted a proposal at $27.00 per share, one-third in cash and two-thirds in stock, despite having been informed by DLJ that such a proposal would be unacceptable to the Board. Two entities made no proposal. In its written proposal for the Board meeting on January 22, 1998, Colony increased its bid to $28.00. On the basis of the increased bid and other components of the proposal, the Board authorized the Company to enter into a period of exclusive negotiations with Colony to see if an acceptable business combination could be negotiated.

NEGOTIATIONS WITH COLONY

    Immediately following the January 22 Board meeting, DLJ informed Bear, Stearns & Co. Inc., Colony's financial advisor ("Bear, Stearns"), that, on the basis of Colony's indication of interest in an all cash transaction at $28.00 per share, the Board had decided to grant Colony a three-week period during which representatives of Harveys would negotiate exclusively with Colony to see if an acceptable form of transaction could be agreed upon. All such discussions were conducted orally and no written agreements were entered into between Harveys or its representatives and Colony or its representatives at this time.

During the week of January 25, 1998, representatives of Harveys, DLJ and Morgan, Lewis & Bockius LLP, Harveys' legal counsel in the transaction ("ML&B"), met with representatives of Colony, Bear, Stearns and Skadden, Arps, Slate, Meagher & Flom LLP, Colony's legal counsel, and negotiated the terms of an agreement and plan of merger. Representatives of Colony and its advisors also conducted separate negotiations with the Ledbetter Family and its advisors concerning the terms of the Voting Agreement and a Non-Competition and Trade Secret Agreement. Finally, representatives of Colony also met with senior executives of Harveys and their counsel to negotiate a Memorandum of Understanding concerning the continued employment of certain members of management and the possible ownership stake of management in the surviving corporation. On Sunday, January 31, 1998, the Board met and, having previously received earlier drafts of the Merger Agreement, received a presentation from ML&B concerning the terms of the Merger Agreement as they had been negotiated between Colony and Harveys, and received the opinion of DLJ delivered in writing that the terms of the Merger were fair to Harveys' stockholders from a financial point of view. The Board also reviewed the terms of the Voting Agreement and were informed of the terms of the Memorandum of Understanding. The Board of Directors unanimously approved the Merger Agreement and the Voting Agreement and directed the authorized officers of the Company to execute the Merger Agreement on behalf of Harveys.

RECOMMENDATION OF THE BOARD OF DIRECTORS; HARVEYS' REASONS FOR THE MERGER

    THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    The Board of Directors has unanimously determined that the Merger is advisable and fair to, and in the best interests of, the stockholders of the Company. The Board of Directors believes that as a result of the Merger, the Company will have better access to the substantial capital needed for continued expansion. In addition, the Board of Directors has determined that the Merger affords the Company's stockholders a substantial premium over the market price of the Common Stock prior to the public disclosure of the Merger Agreement. The price of $28 per share of Common Stock offered in the Merger Agreement represents a premium of 23% over the highest sales price of the Common Stock on January 30, 1998, the last business day before the execution of the Merger Agreement and announcement of the Merger, and a premium of 41% over the highest sales price of Common Stock during the fiscal year ended November 30, 1997.

    In approving the Merger Agreement and the transactions contemplated thereby, the Board of Directors considered a number of factors. The factors material to the decision of the Board of Directors are summarized below:

    (i) The Board of Directors' consideration of current industry, economic and market conditions;

    (ii) The terms and conditions of the Merger Agreement, including the amount and form of the consideration to be received in the Merger;

   (iii) The historical market prices and trading information with respect to the Common Stock;

    (iv) The substantial premium over the market price of the Common Stock represented by the Merger Consideration and that the offer was at the top of the range of prices that DLJ considered to be fair to the stockholders from a financial point of view;

    (v) The history of the Company's discussions over a period of four months with other parties, including (a) the fair and ample opportunity provided to interested parties to submit proposals to the Company, (b) that none of the other proposals contemplated the acquisition of the Company for more than $28.00 per share in cash, (c) that the noncash component of several other interested parties' proposals would subject the stockholders of the Company to the risks and uncertainties associated with equity securities, and (d) that following contacts with many entities, the Colony proposal was the best proposal received;

    (vi) The ability to terminate the Merger Agreement and accept another Proposal in the event that a Proposal was received pursuant to which the consideration offered exceeded the Merger Consideration and was otherwise more favorable to the Company; and

   (vii) The presentation by DLJ to the Board of Directors, including DLJ's written opinion, dated February 1, 1998, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

    The Board of Directors did not assign relative weights to the factors discussed above.

                   OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    The Company selected DLJ as its financial advisor with respect to the Merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the gaming and resort industries and is familiar with the Company and its business and has had a prior investment banking relationship with the Company. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    The Board of Directors asked DLJ, as part of its role as financial advisor to the Company, to render an opinion as to the fairness to the Company's stockholders of the consideration to be received by the stockholders pursuant to the Merger Agreement. On February 1, 1998, DLJ delivered its written opinion (the "DLJ Opinion") to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the stockholders of the Common Stock pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

    The DLJ Opinion was prepared for the Board of Directors and addresses only the fairness of the consideration to be received by the Company's stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any stockholder as to how to vote on the Merger. No restrictions or limitations were imposed by the Company upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

    In arriving at its opinion, DLJ reviewed the Merger Agreement and the schedules and exhibits thereto, as well as other information that was publicly available or furnished to DLJ by the Company including information provided during discussions with management. Included in the information provided to DLJ were certain financial projections of the Company prepared by the management of the Company. In addition, DLJ compared certain financial and securities data of the Company with various other companies whose securities are traded in the public markets, reviewed the historical stock prices and trading volumes of the Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for the purposes of its opinion.

    In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or its representatives or that was otherwise reviewed by it. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ has not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information it reviewed.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

    The following is a summary of certain factors and the principal financial analyses performed by DLJ to arrive at its opinion dated February 1, 1998. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of the Company using the Company's management's estimates of future performance and future results of operations under two scenarios: (i) current budgeted base business and (ii) current budgeted base business plus a Las Vegas development project (the "Las Vegas Project") which would be assumed to commence operations in fiscal 2000. For Harveys' base business, DLJ selected a range of terminal multiples of 5.25x to 6.25x earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and a weighted average cost of capital range of 10% to 14% based upon its subjective judgments about, among other things, the capital markets, Harveys' prospects and the gaming industry. The terminal exit multiple represents an estimate of the value of Harveys' earnings at the end of the three-year period covered by Harveys' management's projections and an additional two-year period covered by an extrapolation of Harveys' management's projections by DLJ. This analysis implied a per share value of Harveys of between $16.71 and $25.21. For the Las Vegas Project, DLJ selected a range of terminal multiples of between 6.50x and 7.50x EBITDA to reflect the higher value of a Las Vegas property and a range of weighted average cost of capital of 15.0% to 19.0% to reflect increased riskiness, based upon subjective judgments about, among other things, the capital markets, location of the proposed project, sources of funding for the project, Harveys' management's projections and the gaming industry. The terminal exit multiple represents an estimate of the value of the Las Vegas Project's earnings at the end of the five-year period covered by Harveys' management's projections. This analysis implied a per share value of the Las Vegas Project of between $1.79 and $3.96, which, if added to the discounted cash flow analysis valuation of the Harveys' base business above, results in a total per share value of between $18.50 and $29.17.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, DLJ compared selected historical earnings and operating and financial ratios for Harveys to corresponding data and ratios of certain gaming companies whose securities are publicly traded. In conducting its analysis, DLJ compared the ratios implied by the consideration to be paid by Colony Capital in the transaction contemplated by the Merger Agreement (the "Transaction") to the ratios implied from the market valuation of publicly traded companies selected by DLJ (collectively the "Gaming Companies") based upon qualitative factors which DLJ deemed relevant based upon its expertise in the gaming industry. These companies included: Ameristar Casinos, Aztar Corporation, Boyd Gaming Corporation, Primadonna Resorts, Inc., Showboat, Inc. ("Showboat") and Station Casinos, Inc. ("Station"). Market prices for Showboat and Station were taken from one business day prior to the respective announcements of Showboat's transaction with Harrah's Entertainment, Inc. and Station's transaction with Crescent Real Estate Equities. DLJ also compared the ratios implied by the consideration to be paid by

Colony in the Transaction to the ratios implied from the market valuation of a subgroup of the Gaming Companies which included Ameristar Casinos and Primadonna Resorts, Inc. (the "Selected Gaming Companies") based upon the fact that the Selected Gaming Companies are multi-property, multi-jurisdictional gaming entities which have similar growth rates and operating performance to Harveys. Although DLJ used these companies for comparative purposes, none of such companies is directly comparable to Harveys. Data and ratios considered included: the ratio of enterprise value to 1997 revenues and 1997 projected EBITDA and the ratio of market price to fiscal 1998 and 1999 projected earnings per share ("EPS"). All projected information for the Gaming Companies was obtained from First Call which summarizes the estimates made by analysts employed by several investment banking firms and from the published reports of research analysts employed by investment banking firms, including analysts employed by DLJ. Enterprise value is defined as the sum of the principal amount of a company's debt and minority interest in consolidated subsidiaries plus the market value of its equity securities less excess cash. EBITDA was selected for analysis by DLJ because it is a widely used estimate of cash flows generated by operations. The ratio of enterprise value to 1997 revenue ranged from 1.1x to 2.1x (with a mean, excluding the high and the low value (the "Mean") of 1.5x) for the Gaming Companies, was 1.4x for Ameristar Casinos and is 1.5x in the Transaction. The ratio of enterprise value to 1997 projected EBITDA ranged from 5.9x to 9.1x (with a Mean of 6.7x) for the Gaming Companies, 6.2x to 6.8x for the Selected Gaming Companies and is 7.1x in the Transaction. The ratio of market price to 1998 projected EPS ranged from 10.6x to 42.1x (with a Mean of 17.2x) for the Gaming Companies, 10.6x to 14.6x for the Selected Gaming Companies and is 17.2x in the Transaction. The ratio of market value to 1999 projected EPS ranged from 9.6x to 36.8x (with a Mean of 12.4x) for the Gaming Companies, 9.6x to 13.9x for the Selected Gaming Companies and is 17.0x in the Transaction.

    No company utilized in this analysis is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Gaming Companies and the Company and other factors that could affect the public trading value of the Gaming Companies. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable company data.

    COMPARABLE MERGER AND ACQUISITION ANALYSIS. DLJ reviewed the implied valuation multiples of: (i) selected merger and acquisition transactions in the gaming industry with target enterprise values of between $250 million and $1 billion since 1984 (the "Casino Resort Transactions"); (ii) Crescent Real Estate Equities' pending acquisition of Station Casinos, Inc. (the "Station Transaction"); (iii) Harrah's Entertainment, Inc.'s pending acquisition of Showboat, Inc. (the "Showboat Transaction"); (iv) Grand Casino, Inc.'s announced proposal to acquire Casino Magic Corporation (the "Casino Magic Transaction"); and (v) Sun International Hotel Ltd.'s acquisition of Griffin Gaming and Entertainment (the "Griffin Transaction"). None of the preceding merger and acquisition transactions are directly comparable to the Transaction. Additionally, in reviewing the multiples in the transactions set forth above, DLJ considered the effects of prevailing market conditions. DLJ compared the ratios implied by the aggregate consideration to be paid by Colony to the holders of Common Stock in the Transaction to the ratios implied by the Mean of the Casino Resort Transactions, the Station Transaction, the Showboat Transaction, the Casino Magic Transaction and the Griffin Transaction. The ratio of enterprise value implied by the consideration paid or to be paid to the latest twelve months ("LTM") revenues at the time of announcement or closing was a Mean of 1.4x for the Casino Resort Transactions, 2.1x for the pending Station Transaction, 0.9x for the pending Showboat Transaction, 1.2x for the potential Casino Magic Transaction, 0.9x for the Griffin Transaction and is 1.5x in the Transaction. The ratio of enterprise value implied by the consideration paid or to be paid to LTM EBITDA at the time of announcement or closing was a Mean of 7.6x for the Casino Resort Transactions, 9.2x for the pending Station Transaction, 6.1x for the pending Showboat Transaction, 6.7x for the proposed Casino Magic Transaction, 6.5x for the Griffin Transaction and is 7.1x in the Transaction.

    No transaction utilized in this analysis is identical to the Transaction. Accordingly an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Company and the companies involved in the Casino Resort Transactions and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable transactions data.

    RECAPITALIZATION ANALYSIS. DLJ analyzed the value to current holders of the Common Stock of a recapitalization of Harveys. It was assumed that Harveys paid a dividend of $18.00 per share to holders of its Common Stock by raising approximately $200 million of addition debt (the "Recapitalization"). The value of Harveys equity was then valued using: (i) discounted cash flow analysis with terminal exit multiples of between 5.25x to 6.25x EBITDA and weighted average cost of capital of between 12% and 16%; and (ii) estimated price earnings multiples ranging from 10.0x to 20.0x applied to Harveys' pro forma earnings. This analysis was based upon, among other things, DLJ's knowledge of the capital markets and DLJ's expertise in the gaming industry. The discounted cash flow methodology implied a per share present value to Common Stock holders of between $18.00 and $22.92 per share and the estimated price earnings methodology implied a per share present value to Common Stock holders of between $22.26 and $26.53.

    STOCK TRADING PRICE HISTORY. DLJ reviewed the history of the trading prices for Harveys Common Stock since its initial public offering during which time the stock has traded between $10.63 and $23.75 per share. Over the 52 weeks prior to the announcement of the Transaction, the Common Stock traded between $14.25 and $23.13 per share and had a high price of $23.13 on January 27, 1998, three business days prior to the announcement of the Transaction. Over the 90 days prior to the announcement of the Transaction, the Common Stock traded between $17.88 and $23.13 per share. The all time high of Harveys Common Stock was $23.75 per share on May 17, 1995.

    PREMIUM ANALYSIS. DLJ calculated the premium implied by the purchase price per share of the Common Stock under the Transaction to the closing price of the Common Stock one day, one week and one month prior to the closing price on January 30, 1998, the last trading day prior to the signing of the Merger Agreement. The purchase price represents a premium of 24.4%, 23.8% and 34.1% to the closing price one day, one week and one month prior to the closing price on January 30, 1998, respectively. DLJ also reviewed the premiums paid in selected merger and acquisition transactions with target enterprise values of between $250 to $500 million. The average premium paid to the closing price of the common stock of the targets one day, one week, and one month prior to the announcement of such transactions was 25.1%, 26.4% and 27.7%, respectively.

    The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor and concluded that its analyses, taken as a whole, supported its determination. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated December 3, 1997 by which the Company agreed to retain DLJ as its exclusive financial advisor in connection with the potential acquisition of the Company, the Company has agreed to pay DLJ (i) a cash fee of $500,000 for rendering its fairness opinion in connection with the Merger, irrespective of the conclusion reached therein, (ii) a cash fee of $50,000 for any updating opinion and (iii) a fee of 0.65% of the Company's Enterprise Value less $250,000 paid to DLJ by the Company at the time of DLJ's initial financial valuation of the Company and the amount previously paid pursuant to (i) above. The Enterprise Value fee is to be paid at the consummation of the Merger. "Enterprise Value" is defined in the engagement letter as the aggregate value of the Common Stock, including shares issuable upon the exercise of options, warrants or other rights of conversion outstanding (less the value necessary to purchase such shares), plus the amount of debt assumed in connection with the Merger. If the Merger closes before September 1, 1998, the Enterprise Value will be (i) $28 per share plus (ii) approximately $120 million representing the amount of debt to be assumed by Colony. If the Merger closes after September 1, 1998, the Enterprise Value will be that described in the preceding sentence, plus an additional amount per share calculated as (A) the product of (x) $1.96 and (y) a fraction the numerator of which shall be the number of days elapsed from and including September 1, 1998 to and excluding the closing date of the Merger and the denominator of which shall be 365, minus (B) (x) the aggregate amount of all cash dividends on the Common Stock paid during the period from and including September 1, 1998 to and excluding the closing date of the Merger, divided by (y) the number of shares of Common Stock upon which the Merger Consideration is paid plus the number of shares of Common Stock underlying any stock options, warrants and other rights to acquire Common Stock canceled in connection with the Merger. In addition, the Company will reimburse DLJ for out-of-pocket expenses incurred in connection with its engagement in an amount not to exceed $10,000 without the Company's written consent, plus fees of outside counsel retained by DLJ, not to exceed $25,000 without the Company's written consent. The Company has agreed to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under federal securities laws. The terms of the fee agreement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ.

    DLJ has performed investment banking and advisory services for the Company in the past, including advising the Company and providing a fairness opinion regarding the sale of the Company's 40% interest in the Hard Rock Hotel & Casino in October 1997, lead managing the Company's issuance of $150 million of 10 5/8% Senior Subordinated Notes due 2006 in May 1996 and advising the Company on its acquisition of a 30% interest in Harveys Wagon Wheel Hotel & Casino in April 1996, and has received customary compensation for such services.

                              THE MERGER AGREEMENT

    The terms and conditions of the proposed Merger are contained in the Merger Agreement, a copy of which is attached as ANNEX A to this Proxy Statement. Stockholders are urged to read the Merger Agreement carefully. The descriptions of the material terms and conditions of the Merger Agreement are set forth below and are qualified in their entirety by reference to the complete text of the Merger Agreement.

EFFECTIVE TIME

    The Merger Agreement provides that the Merger will become effective at the time the Articles of Merger are duly filed with the Nevada Secretary of State, or, if agreed to by the Company and Acq Corp, at a later time not to exceed 90 days after the filing. Such filing will be made no later than the third business day after the date on which all of the conditions to the parties' obligations to consummate the Merger, including the approval of the gaming authorities of Nevada, Colorado and Iowa and the receipt of the necessary gaming licenses and permits by Acq Corp and its directors and officers, are met.

CONVERSION OF SHARES

    As of the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company and its subsidiaries or held by Acq Corp) will be converted into the right to receive the Merger Consideration. See "The Merger." All shares of Common Stock held by the Company or any of its subsidiaries as treasury shares, or by Acq Corp, will be canceled, and each issued and outstanding share of Acq Corp stock will be converted into an equivalent share of Common Stock of the Company, as the surviving corporation in the Merger.

SURRENDER OF SHARES AND PAYMENT

    Immediately prior to the Effective Time, Acq Corp will designate a bank or trust company to act as paying agent (the "Paying Agent") and will make funds available to the Paying Agent at the times and in the amounts needed for payment of the Merger Consideration upon surrender of stock certificates by stockholders.

    DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

    Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration upon surrender of the holder's certificate or certificates representing such shares to the Paying Agent, together with a properly executed letter of transmittal. The stock certificate or certificates surrendered will be canceled. After the Effective Time, stock certificates for the Common Stock will represent for all purposes only the right to receive the Merger Consideration. Holders of Common Stock will have no further ownership rights in the Common Stock and there will be no further registration of transfers of shares of Common Stock. If certificates representing shares of Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the Merger Consideration pursuant to the terms of the Merger Agreement.

    Any amounts made available to the Paying Agent pursuant to the Merger Agreement for payment of the Merger Consideration that remain unclaimed by holders of shares of Common Stock six months after the Effective Time will, upon Acq Corp's request, be delivered to an entity to be chosen by Colony. Any such holder who has not exchanged shares prior to that time will be entitled to look only to such entity for payment of the holder's claim for the Merger Consideration. The Company, Acq Corp, Colony and the Paying Agent will not be liable to any stockholder for any unclaimed amounts that are eventually delivered to a government official pursuant to any abandoned property, escheat or similar law.

STOCK OPTIONS

    Immediately prior to the Effective Time the Company will cause all outstanding Options to purchase shares of Common Stock granted under any stock option or other stock-based incentive plan to be canceled. Holders of Options will be entitled to receive a cash payment equal to the product of (i) the number of shares of Common Stock subject to each option times (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option. See "The Merger."

    The Company estimates that the aggregate cash payments required to be made in respect of Options would be approximately $9,540,000.

CONDUCT OF BUSINESS PENDING THE MERGER

    In the Merger Agreement, the Company has agreed that during the term of the Agreement, the Company and its subsidiaries will carry on their respective businesses in the ordinary course of business, keep the services of current officers and employees available and preserve their ongoing business relationships. The Company has also agreed that it (and, where applicable, its subsidiaries) will not:

    (a) issue any new capital stock (other than upon the exercise of Options), sell or pledge any shares of its capital stock, split or combine any outstanding stock, redeem or purchase any outstanding stock other than as required by gaming laws, or declare or pay any dividends or distributions in respect of capital stock other than the declaration and payment of regular quarterly dividends on the Common Stock in an amount not greater than $.05 per share;

    (b) amend its Restated Articles of Incorporation or By-laws;

    (c) take any action that would result in the failure to maintain the listing of the Common Stock on the New York Stock Exchange ("NYSE");

    (d) develop or acquire any projects, assets or lines of business, other than purchases of inventory in the ordinary course of business and expenditures consistent with the Company's current capital budget;

    (e) sell, lease, mortgage or otherwise encumber or dispose of any of its properties or assets other than in the ordinary course of business;

    (f) incur any indebtedness exceeding $10 million in the aggregate, including through the issuance of debt securities or guaranties, other than working capital borrowings in the ordinary course of business, for projects approved by the Board of Directors prior to February 1, 1998 and specific projects at existing facilities; or make any loans, advances or investments other than in the ordinary course of business or for pre-approved or budgeted projects;

    (g) settle any claim or action relating to material taxes, make any material tax election or amend any material tax return;

    (h) pay, settle or satisfy any material liabilities, or waive the benefit of any confidentiality, standstill or similar agreement other than in the ordinary course of business;

    (i) make any change in the compensation payable to officers, directors, employees, agents or consultants, other than general increases for employees who are not officers or directors and salary increases pursuant to regular annual reviews for officers other than Charles W. Scharer, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan;

    (j) pay or accrue any payment pursuant to any employee benefit plan or agreement to any officers, directors, or employees other than in the ordinary course of business, as required by law or the current terms of such plan or agreement;

    (k) enter into any collective bargaining agreement;

    (l) make any payments, loans or advances, other than regular compensation, to, or enter into any transaction or agreement with, any officers, directors, stockholders or affiliates of the Company or the family members of any such parties, or do any of the foregoing with respect to employees, agents or consultants of the Company other than in the ordinary course of business; or

    (m) modify, amend or terminate any material contract.

    The Company may continue making monthly payments in connection with an Option Agreement with Grand Plaza Limited Partnership under which the Company has an option to purchase a parcel of land, and may expend reasonable amounts in connection with development activities relating to the parcel of land subject to the Option Agreement and for certain existing development opportunities in Massachusetts and Illinois.

CONDITIONS TO THE MERGER

    The respective obligations of the Company and Acq Corp to consummate the Merger are subject to the satisfaction of a number of conditions, including:

    (a) The stockholders of the Company shall have adopted the Merger Agreement and approved the Merger;

    (b) All licenses, permits, registrations, findings of suitability and other approvals required to be obtained from gaming authorities in Nevada, Colorado and Iowa in order to permit the Company and its subsidiaries to conduct business in the same manner as before the Merger shall have been obtained;

    (c) The Company and Acq Corp shall each have performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with prior to the effective time of the Merger and all representations and warranties given by the Company and Acq Corp in the Merger Agreement shall continue to be true in all material respects;

    (d) No events which would have a material adverse effect on the Company or any of its material subsidiaries shall have occurred;

    (e) No statute, regulation, decree, temporary restraining order, injunction or any other legal restraint preventing the consummation of the Merger or the transactions contemplated in the Merger Agreement shall be in effect and all necessary consents of governmental entities shall have been obtained;

    (f) all Options shall have been canceled; and

    (g) a registration statement on Form 10 in connection with the registration under the Securities Exchange Act of 1934 of the Class A Common Stock of Acq Corp shall have become effective and remain in effect at the date of closing of the Merger.

EXPENSES OF THE MERGER

    The Merger Agreement provides that if the Merger is consummated the Company and Acq Corp will each pay their own costs and expenses in connection with the Merger. If the Merger terminates under certain circumstances described elsewhere in this Proxy Statement, the Company must pay Acq Corp a breakup fee of $10 million plus its out-of-pocket expenses. See "Breakup Fee" and "Termination."

FINANCING OF THE MERGER

    Acq Corp has agreed to have sufficient funds to pay the Merger Consideration on the date of closing of the Merger, and has agreed to maintain the ability to obtain $10 million in cash upon 10 business days' prior notice, pursuant to a binding commitment from Colony Investors or another reasonably acceptable source, until the earlier of the consummation of the Merger or six months following any termination of the Merger Agreement prior to the Effective Time. (Acq Corp's obligations to maintain the commitment will terminate if Acq Corp terminates the Merger Agreement because the approval of the Company's stockholders is not obtained by June 1, 1998 or if the Company enters into a definitive agreement with respect to a qualifying competitive Proposal as described below).

NO SOLICITATION

    The Merger Agreement prohibits the Company, its subsidiaries and its directors, officers, agents and affiliates from directly or indirectly soliciting any proposals or offers to purchase a material amount of the Company's assets or over 10% of any class of equity security, or any merger or other business combination transaction involving the Company or its subsidiaries (other than the Merger) or any other transaction which would interfere with the Merger, or participate in discussions or provide information that might lead to such a proposal or offer. The Board of Directors may not withdraw its support for the Merger or recommend any proposal or offer from another party.

    However, in the event that a third party were to make an offer or proposal that the Board of Directors would have to consider in carrying out its fiduciary duties, because the proposed consideration exceeded the Merger Consideration, the offer was otherwise "more favorable" to the Company and certain other conditions specified in the Merger Agreement were met (a "qualifying competitive Proposal") , the Board of Directors would be permitted to entertain the proposal. Under the Merger Agreement, the Board of Directors would have to provide notice and the terms of the proposal to Acq Corp, which would have 10 days to decide whether to match the proposal. If Acq Corp declined to match the proposal, the Merger Agreement would terminate and the Company would have to pay Acq Corp a breakup fee plus out-of-pocket expenses. See "--Breakup Fee."

BREAKUP FEE

    The Company has agreed to pay Acq Corp $10 million plus all reasonably documented out-of-pocket expenses if (i) the Agreement has not been approved by the Company's stockholders by June 1, 1998, Acq Corp terminates the Merger Agreement and a Proposal is made before the date of such termination, (ii) before stockholder approval of the Merger, the Company receives a more favorable qualifying competitive Proposal that Acq Corp declines to match and enters into an agreement with respect to such Proposal, or (iii) the Company receives any Proposal, the Merger Agreement is terminated for any reason other than Acq Corp's failure to obtain the necessary regulatory approval or comply with certain other material obligations under the Merger Agreement, and within 12 months after the termination, an agreement to be acquired is entered into by the Company or recommended by the Board of Directors.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and Acq Corp. Either the Company or Acq Corp may terminate the Merger Agreement if any governmental entity has permanently enjoined or prohibited payment of the Merger Consideration for the Common Stock. In addition, if the Effective Time has not occurred by February 1, 1999, either the Company or Acq Corp may terminate the Merger Agreement; however, if the grant of approval from the gaming authorities of Nevada, Colorado or Iowa has not been finally determined prior to February 1, 1999 and the parties can obtain reasonable assurances that a hearing will be scheduled prior to April 1, 1999, then neither party will be able to terminate the Merger Agreement prior to April 1, 1999, due to Acq Corp's failure to obtain gaming authority approval. Acq Corp may terminate the Merger Agreement if the Company's stockholders have not approved the Merger by June 1, 1998, and the Company may terminate if before stockholder approval of the Merger it receives a more favorable qualifying competitive Proposal which Colony declines to match and enters into a definitive agreement with respect to such Proposal. See "--No Solicitation."

AMENDMENT

    The Merger Agreement may be amended at any time by mutual agreement of the Company and Acq Corp, provided that after approval of the Merger Agreement by the stockholders, no amendment may be made if it would require further approval of the stockholders without the further approval of the stockholders.

                 INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

    In considering the recommendation of the Board of Directors with respect to the Merger Agreement, the Company's stockholders should be aware that the Ledbetter Family and certain officers of the Company, including Charles W. Scharer (who is also Chairman of the Board), John J. McLaughlin and Stephen L. Cavallaro, have interests in the Merger that are in addition to or different from the interests of the Company's stockholders generally.

    The Ledbetter Family has entered into the Voting Agreement, pursuant to which William B. Ledbetter, Kirk B. Ledbetter and Jessica L. Ledbetter, all of whom are members of the Board of Directors, and a trust affiliated with the family have agreed to vote their shares, representing approximately 41% of the Common Stock, in favor of the Merger. Under the Voting Agreement, the Ledbetter Family has also agreed (i) to vote against any proposal before the stockholders that would have the effect of impeding the Merger, including any proposal from an entity other than Acq Corp to acquire the Company; (ii) not to solicit any competing offers or proposals; and (iii) if the Merger Agreement terminates under circumstances in which Acq Corp is entitled to a breakup fee, to remit to Acq Corp 62.5% of any consideration received for the Ledbetter Family's shares within 12 months after such termination, to the extent such consideration exceeds the Merger Consideration that would have been received under the terms of the Merger Agreement as in effect on February 1, 1998. The Voting Agreement requires the Ledbetter Family to make the profit-sharing payment to Acq Corp even if the topping bid is made by Colony. The agreements of William B. Ledbetter, Kirk B. Ledbetter and Jessica L. Ledbetter not to solicit any competing offers for the Company would not be violated by any actions taken by him or her in his or her capacity as an officer or director of the Company, but such actions must be taken in conformance with the nonsolicitation provisions of the Merger Agreement. See "The Merger Agreement--No Solicitation."

    William B. Ledbetter, Kirk B. Ledbetter and Jessica L. Ledbetter have also entered into a Noncompetition and Trade Secret Agreement with Acq Corp (the "Noncompetition Agreement"). Under the Noncompetition Agreement, the Ledbetters have agreed not to engage or be employed or make certain investments in the business of owning, operating and developing gaming and gaming-related projects, including hotel/casinos, for a period of three years after the closing of the Merger. Kirk B. Ledbetter and Jessica L. Ledbetter are permitted, however, to own an interest in, or be employed by, any convention or hotel/motel business within a 60 mile radius from Stateline, Nevada, provided that any such hotels or motels may not contain more than 350 guest rooms, more than 15 table games or more than 250 slot machines in the aggregate. The Noncompetition Agreement grants the Ledbetters the continuation of certain perquisites, many of which are contractual in nature, from the Company, including participation in certain benefit plans, medical insurance and complimentary services at the level provided to holders of "Platinum Cards" issued by Harveys Casino Resort in Lake Tahoe. The Noncompetition Agreement also restricts the Ledbetters from soliciting or inducing officers, directors, agents, employees and consultants of the Company from terminating their respective employment or other relationships with the Company, and requires the Ledbetters to maintain the confidentiality of certain proprietary information relating to the Company's business.

    Charles W. Scharer, John J. McLaughlin and Stephen L. Cavallaro have entered into a binding Memorandum of Understanding with Acq Corp (the "MOU"). The MOU provides that upon consummation of the Merger, each of Mr. Scharer, Mr. McLaughlin and Mr. Cavallaro will enter into a new five-year employment agreement with the Company, remaining in the offices they now hold, and that Mr. Scharer will continue to serve as a director and Mr. Cavallaro will be appointed to the Company's Board of Directors in a non-voting capacity. After the Merger Mr. Scharer, Mr. McLaughlin, Mr. Cavallaro, the general managers of the Company's Nevada, Iowa and Colorado facilities, the vice president of human resources, the vice president of marketing, the vice president of business development and such other employees as are determined by Mr. Scharer and the Board of Directors will be granted a number of shares of Common Stock of the Company in the aggregate amount of shares representing three percent of the outstanding Common Stock, plus an additional two percent if the Company achieves certain performance goals before the fifth anniversary of the Merger, and options to purchase the number of shares of Common Stock of the Company that is equivalent in the aggregate to five percent of the outstanding Common Stock. Under the MOU each of Mr. Scharer, Mr. McLaughlin and Mr. Cavallaro have agreed to support the Merger, including voting shares of Common Stock held by him in favor of the Merger.

    The Merger Agreement provides that Acq Corp will provide directors and officers liability insurance coverage to the current directors and officers of the Company for a term of six years following the Effective Time.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following general description of the federal income tax consequences of the Merger does not take into account the facts and circumstances of any particular stockholder of the Company. EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR ABOUT THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE PROPOSED TRANSACTIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, CHANGES IN SUCH TAX LAWS, AND TAX RETURN REPORTING REQUIREMENTS. Special tax consequences not described herein may be applicable to a particular class of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

    The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Merger and the stockholder's adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger. For federal income tax purposes, such gain or loss will be capital gain or loss to the stockholders if the Common Stock surrendered was a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the stockholder held the shares of Common Stock for more than one year. Long-term capital gain of individuals will be subject to a maximum rate of 20 percent, in the case of shares of Common Stock held more than 18 months, and 28 percent, in the case of shares of Common Stock held more than one year but not more than 18 months.

    Payments to a stockholder in connection with the Merger may be subject to 31 percent "backup withholding" unless the stockholder provides its taxpayer identification number or social security number (a "TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies (certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions). Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

                    ACCOUNTING TREATMENT OF THE TRANSACTION

    Management believes that the most likely method of accounting for the Merger will be under the "purchase" method. If this is the case, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

                              REGULATORY APPROVALS

    ANTITRUST. Transactions such as the Merger are reviewed by the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have been satisfied. Harveys and Colony intend to file notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act immediately following the Annual Meeting.

    At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or cause Colony to divest itself, in whole or in part, of Harveys or of other business conducted by Colony. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Harveys and Colony will prevail.

    GAMING REGULATION. The gaming operations of Harveys are subject to extensive regulation, and Harveys now holds gaming licenses or permits in the three jurisdictions--Nevada, Colorado and Iowa--in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with, applications filed, and/or certain approvals must be obtained in connection with the Merger. Acq Corp's and Harveys' obligations to consummate the Merger are subject to the condition that all necessary gaming regulatory approvals and authorizations shall have been obtained. No assurances can be given that the necessary gaming regulatory approvals and authorizations will be obtained or that they will be obtained on a timely basis.

    Review of the Merger by gaming regulatory authorities will involve examination of the structure of the Company and its financial stability after the Merger and will require the demonstration of qualifications and suitability of key individuals associated with Colony.

    The failure to obtain the required approval of the Merger or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority or the failure of the Company or certain key individuals to qualify or make disclosure or license applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in one or all jurisdictions.

                           PRICE OF THE COMMON STOCK

    On January 30, 1998, the last day Common Stock was traded on the NYSE prior to the announcement of the Merger Agreement, the high price of the Common Stock was $22 11/16 per share and the low price of the Common Stock was $21 7/8 per share.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company for the years ended November 30, 1993 through November 30, 1997. The statement of income and balance sheet data are derived from the Company's audited consolidated financial statements for the years ended November 30, 1993 through November 30, 1997. The selected consolidated financial data is not necessarily indicative of the Company's future results of operations or financial condition, and should be read in conjunction with "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operation" and the Company's Consolidated Financial Statements, including the Notes thereto, and the other financial and statistical information appearing in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997 which is incorporated herein by reference.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      YEARS ENDED NOVEMBER 30,
                                                --------------------------------------------------------------------
                                                    1997          1996          1995          1994          1993
                                                ------------  ------------  ------------  ------------  ------------

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA
Revenues
  Casino......................................  $    216,564  $    186,369  $    121,369  $     83,991  $     87,523
  Lodging.....................................        32,175        28,746        25,499        21,870        22,292
  Food and beverage...........................        44,406        39,852        33,970        29,768        31,011
  Other.......................................         7,277         6,402         6,287         5,599         5,866
  Management fees and joint venture...........         4,507         5,023         1,669       --            --
  Less casino promotional allowances..........       (21,366)      (18,643)      (15,594)      (12,942)      (14,433)
                                                ------------  ------------  ------------  ------------  ------------
    Total net revenues........................       283,563       247,749       173,200       128,286       132,259
                                                ------------  ------------  ------------  ------------  ------------
Costs and expenses
  Casino......................................       100,500        86,732        57,520        40,999        43,235
  Lodging.....................................        13,374        11,677         9,458         7,429         6,534
  Food and beverage...........................        29,886        24,797        20,280        17,401        17,271
  Other operating.............................         2,811         2,813         2,838         2,557         2,733
  Selling, general and administrative.........        73,945        67,128        50,270        39,813        38,159
  Depreciation and amortization...............        19,077        16,482        12,333         9,704        10,300
  Business development costs..................         2,690       --            --            --            --
  Pre-opening expenses........................       --              4,099         2,147       --            --
  Nonrecurring compensation charges...........       --            --            --            --              1,834
                                                ------------  ------------  ------------  ------------  ------------
    Total costs and expenses..................       242,283       213,728       154,846       117,903       120,066
                                                ------------  ------------  ------------  ------------  ------------
Operating income..............................        41,280        34,021        18,354        10,383        12,193
Interest expense, net (1).....................        18,892        14,195         7,960         2,886         4,256
Gain on sale of interests in unconsolidated
  affiliate...................................        27,422       --            --            --            --
Life insurance benefits.......................       --            --              2,246           371       --
Other income (expense), net...................          (137)         (221)          605          (230)         (134)
                                                ------------  ------------  ------------  ------------  ------------
Income before income taxes and extraordinary
  item........................................        49,673        19,605        13,245         7,638         7,803
Income tax provision..........................       (18,898)       (7,791)       (3,900)       (2,500)       (2,994)
                                                ------------  ------------  ------------  ------------  ------------
Income before extraordinary item..............        30,775        11,814         9,345         5,138         4,809
Loss on early retirement of debt, net of
  taxes.......................................       --                522       --            --            --
                                                ------------  ------------  ------------  ------------  ------------
Net income....................................  $     30,775  $     11,292  $      9,345  $      5,138  $      4,809
                                                ------------  ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------  ------------

                                                                      YEARS ENDED NOVEMBER 30,
                                                --------------------------------------------------------------------
                                                    1997          1996          1995          1994          1993
                                                ------------  ------------  ------------  ------------  ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA
  Net income..................................  $       3.13  $       1.16  $       0.99  $       0.58  $       0.67
  Dividends on common stock...................  $       0.20  $       0.18  $       0.16  $       0.13  $       0.11
  Weighted average common shares
    outstanding...............................     9,843,871     9,698,500     9,456,051     8,885,525     7,181,730
OTHER OPERATING DATA
  Adjusted EBITDA (2).........................  $     63,047  $     54,602  $     35,080  $     20,458  $     24,327
  Net cash provided by operating activities...        44,637        39,768        19,594        14,106        15,563
  Net cash provided by (used in) investing
    activities................................        24,428       (55,502)      (70,433)      (33,505)      (25,592)
  Net cash provided by (used in) financing
    activities................................       (35,151)       26,363        53,886        15,506          (730)
  Capital expenditures (3)....................        22,532        72,395        74,418        35,593        10,648
CONSOLIDATED BALANCE SHEET DATA
  Cash and cash equivalents...................  $     55,035  $     21,121  $     10,493  $      7,446  $     11,338
  Total assets................................       403,465       393,768       313,244       238,544       213,463
  Long-term debt, net.........................       150,220       181,354       126,676        64,896        80,203
  Stockholders' equity........................       179,358       149,763       132,301       123,611        90,008

------------------------

Notes to Selected Consolidated Financial Data:

(1) Net of amounts capitalized and interest income.

(2) EBITDA (operating income plus depreciation and amortization) should not be construed as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. The Company has presented Adjusted EBITDA solely as supplemental disclosure because the Company believes that it enhances the understanding of the financial performance of companies with substantial depreciation and amortization. For fiscal 1997, EBITDA has been adjusted to exclude approximately $2.7 million of business development costs, for fiscal 1996 and fiscal 1995, EBITDA has been adjusted to exclude approximately $4.1 million and $2.1 million of pre-opening expenses, respectively, for fiscal 1995 and fiscal 1994, EBITDA has been adjusted to include approximately $2.2 million and $371,000 of life insurance benefits, respectively, and for fiscal 1993, EBITDA has been adjusted to exclude approximately $1.8 million of nonrecurring compensation charges.

(3) Of amounts shown, approximately $11.6 million in fiscal 1997, $7.2 million in fiscal 1996, $4.6 million in fiscal 1995, $4.4 million in fiscal 1994, and $6.5 million in fiscal 1993 related to recurring capital expenditures for maintenance of the current facilities.

                                    ITEM II
                       NOMINEES FOR ELECTION OF DIRECTORS

    The Company's Restated Articles of Incorporation and Bylaws currently set the number of directors on the Board of Directors at nine (9) and provide that the number of directors may from time to time be decreased to not less than three (3) or increased by amending the Bylaws. The Board of Directors presently consists of the following persons: Richard F. Kudrna, Sr., William B. Ledbetter, Jessica L. Ledbetter, Kirk B. Ledbetter, Luther Mack, Jr., Franklin K. Rahbeck, Charles W. Scharer, Eugene R. White and Ronald R. Zideck. The Board is staggered into three classes, with each class consisting of three members. Class I consists of Mr. Kudrna, Ms. Ledbetter and Mr. Rahbeck, whose terms expire in 1998. Class II consists of Mr. W. Ledbetter, Mr. K. Ledbetter and Mr. White, whose terms expire in 1999. Class III consists of Mr. Mack, Mr. Scharer, and Mr. Zideck whose terms expire in 2000. At each annual meeting, the terms of three directors expire and director nominees are elected to the Board of Directors for terms of three years.

    At the Annual Meeting, three directors are to be elected to serve until the 2001 Annual Meeting and until their successors are elected and qualified, in the event that the Merger is not approved or consummated, or a term representing the period from the Annual Meeting until the time the Merger becomes effective, if the Merger is approved and consummated. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of the three nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

    The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

    RICHARD F. KUDRNA, SR. Mr. Kudrna served as Chairman of the Board of Directors from 1983 until December 1, 1995, when he became Chairman Emeritus of the Board of Directors. Prior to joining the Company in 1968, he had been employed by Harrah's for 4 1/2 years. Mr. Kudrna served as Sr. Vice President of Administration, then as Sr. Vice President and General Manager before assuming the position of Chairman of the Board. Mr. Kudrna is a past board member of the Lake Tahoe Gaming Alliance, past director of the Lake Tahoe Visitors Authority and charter member and past president of the Douglas County Education Foundation. Mr. Kudrna has also served as past board president of the Tahoe Douglas Rotary Club, past president of the Tahoe Douglas Chamber of Commerce and a member of the Douglas County Planning Committee. He currently sits on the Advisory Board for the University of Nevada-Reno Business College.

    JESSICA L. LEDBETTER. Ms. Ledbetter served as Executive Assistant from 1988 to 1993 and has served as a Director since 1987. Ms. Ledbetter has been employed by the Company in a variety of capacities, including internal audit, accounting and cashier functions, Director of Planning, games and slot operations and food and beverage service. She currently serves as a member of the Board of Directors of Barton Memorial Hospital, Lake Tahoe Community Trust and the Lake Tahoe Education Foundation. Ms. Ledbetter presently owns and operates the Thunderbird Ranch in northern Nevada. Ms. Ledbetter is the daughter of William B. Ledbetter and the sister of Kirk B. Ledbetter.

    FRANKLIN K. RAHBECK. Mr. Rahbeck has served as a Director since 1987. He is also a director for the Washoe Tribe's Economic Development Corporation and has served on the Board of Directors of Barton Memorial Hospital Foundation. In 1947, Mr. Rahbeck founded the Nevada Lumber Company, which he operated until its sale to Diamond International in 1959. He is the co-founder of the Outdoorsman retail store in South Lake Tahoe which he managed for a period of 23 years until 1983. Mr. Rahbeck currently resides in Carson Valley where he engages in cattle ranching.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors and executive officers of the Company as of March 20, 1998. All directors hold their positions until their terms expire or until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

NAME                                                       AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------

Charles W. Scharer...................................          42   Chairman of the Board of Directors, President and
                                                                      Chief Executive Officer

William B. Ledbetter.................................          67   Vice Chairman of the Board of Directors and Secretary

Richard F. Kudrna, Sr................................          64   Director Emeritus

Jessica L. Ledbetter.................................          42   Director

Kirk B. Ledbetter....................................          38   Director

Luther Mack, Jr......................................          58   Director

Franklin K. Rahbeck..................................          75   Director

Eugene R. White......................................          66   Director

Ronald R. Zideck.....................................          60   Director

Stephen L. Cavallaro.................................          40   Chief Operating Officer of Subsidiary Properties

Gary D. Armentrout...................................          50   Senior Vice President of Business Development and
                                                                      Government Relations

John J. McLaughlin...................................          43   Senior Vice President, Chief Financial Officer and
                                                                      Treasurer

James J. Rafferty....................................          42   Senior Vice President of Corporate Marketing

Edward B. Barraco....................................          53   Senior Vice President and General Manager-- Harveys
                                                                      Wagon Wheel Hotel/Casino

Kevin O. Servatius...................................          45   Senior Vice President and General Manager-- Harveys
                                                                      Resort Hotel/Casino

Verne H. Welch, Jr...................................          60   Senior Vice President and General Manager-- Harveys
                                                                      Casino Hotel

John R. Bellotti.....................................          40   Corporate Vice President of Human Resources

    Set forth below are the Class II and Class III directors whose terms do not expire this year and executive officers of the Company, along with certain information regarding these individuals.

    CHARLES W. SCHARER. Mr. Scharer was elected Chairman of the Board on May 1, 1997 and was elected President and Chief Executive Officer effective December 1, 1995. He has served as a Director since April 1995. Mr. Scharer's current term as a member of the Board of Directors will expire at the 2000 Annual Meeting of Stockholders. Prior to becoming President and Chief Executive Officer, Mr. Scharer served as Executive Vice President from August 1995. Mr. Scharer was elected Chief Financial Officer in July 1993 and Treasurer in September 1993. Mr. Scharer, a Certified Public Accountant, joined the Company in 1982 as Audit Manager. He received progressive promotions to Corporate Director of Internal Control in 1983, to Assistant General manager in 1985, to Director of Cashier Operations in 1988 and to Vice President Finance and Administration in December 1988.

    WILLIAM B. LEDBETTER. Mr. Ledbetter has served as Vice Chairman of the Board of Directors and Secretary since October 1993. His current term as a Director will expire at the 1999 Annual Meeting of Stockholders. From 1983 until October 1993, Mr. Ledbetter served as President, Chief Executive Officer and a Director. Since joining the Company in 1954, he has been involved in virtually every aspect of the Company's operations. Mr. Ledbetter was instrumental in developing the Company's present management team. From 1984 to 1991, he was intimately involved in overseeing the completion of the Company's master plan. Mr. Ledbetter is the father of Jessica L. Ledbetter and Kirk B. Ledbetter.

    KIRK B. LEDBETTER. Mr. Ledbetter has served as a Director since 1987. His current term as a Director will expire at the 1999 Annual Meeting of Stockholders. He has been with the Company since 1977 and over the last 20 years has obtained a wide range of experience in various functional systems and customer service areas. He is currently the Director of Community Services and Governmental Affairs. He presently is the president and member of the Board of Trustees for the Douglas County Education Foundation, was formerly a member of the board of the Boys and Girls Club of Lake Tahoe and is active in community service sitting on various committees. Mr. Ledbetter holds B. S. and MBA degrees from the University of Nevada-Reno. Mr. Ledbetter is the son of William B. Ledbetter and brother of Jessica L. Ledbetter.

    LUTHER MACK, JR. Mr. Mack joined the Company's Board of Directors in August 1994. Mr. Mack's current term as a member of the Board of Directors will expire at the 2000 Annual Meeting of Stockholders. A respected business and civic leader in the Reno-Sparks area, Mr. Mack has been an owner-operator of several McDonald franchises for over 20 years. He is also the President and Chief Executive Officer of the Nevada Television Corporation. Mr. Mack is a member of the board of the Nevada State Athletic Commission and the Reno-Tahoe International Airport, as well as director and member of the audit committee for Pioneer Citizens Bank of Nevada.

    EUGENE R. WHITE. Mr. White was appointed to the Board of Directors in November 1996. His current term as a Director will expire at the 1999 Annual Meeting of Stockholders. Mr. White serves as chairman of the board of Antares Alliance Group, a joint venture between EDS and Amdahl Corporation for the development and marketing of software products. Mr. White is also a member of the board of Needham and Company, Inc., a New York investment banking firm; Varco International, Inc., an oil service company and Tyecin Systems, Inc., a software systems company. Mr. White also serves as a trustee of JAIMS (Japan-American Institute of Management Science) and as a consultant to the president and chairman of Fujitsu Limited of Japan.

    RONALD R. ZIDECK. Mr. Zideck was elected to the Board of Directors in 1997. His current term as a member of the Board of Directors will expire at the 2000 Annual Meeting of Stockholders. Mr. Zideck is a Certified Public Accountant with more than 30 years of public accounting experience including 15 years as Managing Partner for the Reno office of Grant Thornton LLP, an international firm of accountants and management consultants. Mr. Zideck served on Grant Thornton LLP's National Executive Committee for six years. He is a member of the University of Nevada's College of Business Advisory Board, is a founding board member and past president of the University's Accounting Circle, and is chairman of the University's Legislative Steering Committee. Mr. Zideck currently serves as a board member and the treasurer for the Utility Shareholders' Association of Nevada, as a board member of Saint Mary's Health Network and as a trustee of the Economic Development Authority of Western Nevada. Mr. Zideck also serves on the board of directors for Comstock Bancorp and Innovative Gaming Corporation of America. Previously, he served on the boards of the Reno Philharmonic and the Nevada Museum of Art. Mr. Zideck is a past president of Western Industrial Nevada and past chairman of the Greater Reno-Sparks Chamber of Commerce.

    STEPHEN L. CAVALLARO. Mr. Cavallaro was appointed Chief Operating Officer of Subsidiary Properties in February 1996. In this position Mr. Cavallaro has operational responsibility for Harveys Wagon Wheel Hotel/Casino in Central City, Colorado and Harveys Casino Hotel in Council Bluffs, Iowa. Until October 24, 1997, when the Company sold its interests therein, Mr Cavallaro also had operational responsibility for the Hard Rock Hotel and Casino in Las Vegas, Nevada. Mr. Cavallaro joined the Company in February 1994 to direct and develop the Hard Rock Hotel and Casino as Senior Vice President and General Manager--Hard Rock Hotel. From 1992 to 1994, Mr. Cavallaro served as Vice President and General Manager of the Palace Station Hotel/Casino. Mr. Cavallaro also served as Executive Vice President and General Manager of Maloof Companies from 1990 to 1992.

    GARY D. ARMENTROUT. Mr. Armentrout has served as Senior Vice President of Business Development and Government Relations since May 1995. In this position he is responsible for identifying and pursuing the development of new projects. Prior to joining the Company, Mr. Armentrout was employed by President Riverboat Casinos, Inc. where he served as Vice President--Gaming from May 1990 until June 1994 when he became Vice President--Gaming Development, a position he held until May 1995. From 1984 until 1990, Mr. Armentrout was Vice President and Assistant General Manager for Harrah's Las Vegas.

    JOHN J. MCLAUGHLIN. Mr. McLaughlin was elected Senior Vice President, Chief Financial Officer and Treasurer in March 1996. Mr. McLaughlin joined the Company in September 1995 as Chief Financial Officer. Mr. McLaughlin is a Certified Public Accountant with over 16 years experience in the gaming industry and served most recently as Chief Financial Officer of President Riverboat Casinos, Inc. from January 1993 until September 1995. From 1984 until 1993, Mr. McLaughlin was employed by TropWorld Casino and Entertainment Resort in Atlantic City, where he served as Director of Financial Reporting from 1984 to 1986 and then as Executive Director of Finance until 1993.

    JAMES J. RAFFERTY. Mr. Rafferty was appointed Corporate Vice President of Marketing in December 1995 and was promoted to Senior Vice President of Corporate Marketing in 1997. Mr. Rafferty joined the Company in 1988 and has over 19 years of experience in the gaming and hospitality industry, including management positions in the Las Vegas and Atlantic City markets. Mr. Rafferty served as Vice President, Marketing--Lake Tahoe from 1992 to 1995. From 1988 through 1992, he served as Director of Employee Development.

    EDWARD B. BARRACO. Mr. Barraco has served as Senior Vice President and General Manager-- Harveys Wagon Wheel Hotel/Casino since July 1995. Mr. Barraco joined the Company in 1971 and has over 30 years experience in the gaming and hospitality industry. From 1985 to 1995, Mr. Barraco served as Assistant General Manager--Lake Tahoe, where he was responsible for overseeing all aspects of the operation on an assigned shift.

    KEVIN O. SERVATIUS. Mr. Servatius was appointed Senior Vice President and General Manager-- Harveys Resort Hotel/Casino in August 1995. Mr. Servatius has over 17 years of experience in the gaming and hospitality industry. He started his career with Harrah's where he progressed through the ranks of both the Harrah's and Embassy Suites organizations, becoming Senior Vice President and General Manager of Harrah's--Lake Tahoe in March 1993. He serves as Vice Chairman of the Board of the Tahoe Douglas Visitors Authority and serves as President and board member of the Lake Tahoe Gaming Alliance.

    VERNE H. WELCH, JR. Mr. Welch has served as Senior Vice President and General Manager--Harveys Casino Hotel since September 1995. Mr. Welch joined the Company in 1987 and has over 24 years of experience in the gaming and hospitality industry. Prior to moving to the Council Bluffs property, Mr. Welch served as Senior Vice President and General Manager--Lake Tahoe from December 1993. From 1988 to December 1993, he served as Vice President Casino Operations.

    JOHN R. BELLOTTI. Mr. Bellotti was appointed Corporate Vice President of Human Resources in August 1997. Mr. Bellotti has 18 years of human resources experience in the hospitality and gaming industry. Prior to joining the Company in August 1997, Mr. Bellotti was employed by Hyatt Hotels

Corporation where he served as Corporate Manager of Staffing from 1986 to 1989, Director of Compensation from 1989 to 1991, Director of Labor Relations from 1991 to 1993 and Assistant Vice President of Human Resources from 1993 to 1997.

MEETINGS OF THE BOARD OF DIRECTORS

    During fiscal year 1997, the Board of Directors met on 13 occasions. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held during fiscal year 1997 or of the meetings of committees of the Board of Directors on which such member served during fiscal year 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established a standing Audit Committee and Compensation Committee. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Luther Mack, Jr. (chair), Franklin K. Rahbeck, and Ronald R. Zideck. During fiscal year 1997, the Audit Committee met on four occasions.

    The functions of the Compensation Committee are to set compensation ranges for the Company; review annual salaries and bonuses for all executive officers; review and approve the annual salary and bonus for the President and Chief Executive Officer and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto. The current members of the Compensation Committee are Eugene R. White (chair), Jessica L. Ledbetter, Luther Mack, Jr., William B. Ledbetter and Franklin K. Rahbeck. During fiscal year 1997, the Compensation Committee met on five occasions.

COMPENSATION OF DIRECTORS

    In fiscal 1997, non-employee directors received an annual retainer of $30,000 and an additional $1,000 for each board meeting attended. During such period, non-employee committee members received $1,000 for each committee meeting attended, and the non-employee chairs of each of the Audit Committee and the Compensation Committee received $1,200 for each meeting attended. Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof. Non-employee directors are eligible to participate in the Non-Employee Directors Stock Option Program. See "--1993 Non-Employee Directors Stock Option Program."

    The Company has established an Outside Directors' Retirement Plan pursuant to which each outside director and any employee-director who is not covered under the Company's Supplemental Executive Retirement Plan or Senior Supplemental Executive Retirement Plan and who has served five or more years, or his/her beneficiaries as applicable, shall be entitled to receive $25,000 per year for up to ten years upon such director's retirement, death or disability. The plan also provides for continuing medical insurance coverage under the Company's executive health plan for a period of up to 10 years.

    Directors who are also employees may be eligible to participate in the Incentive Plans. See "--Employee Benefit Plans--Omnibus Incentive Plans."

HONORARY DIRECTOR PROGRAM

    The Company's Honorary Director Program is a special program designed to compensate Vera Gross for her years of service to the Company. Vera Gross served as Executive Assistant and Director of the Company. She contributed over 25 years of service to the Company. Under the Honorary Director Program, for the duration of her life, Mrs. Gross will receive annual payments of $50,000 and benefits under the Company's Group Health Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following individuals served on the Compensation Committee during fiscal year 1997: Eugene R. White (Chair), Jessica L. Ledbetter, Luther Mack, Jr., William B. Ledbetter and Franklin K. Rahbeck. Charles W. Scharer and John J. McLaughlin participated as non-voting members. During fiscal year 1997, Charles
W. Scharer served as the Company's Chairman of the Board, President and Chief Executive Officer. John J. McLaughlin served as Senior Vice President, Chief Financial Officer and Treasurer of the Company during fiscal year 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 1997.

LEGAL PROCEEDINGS INVOLVING DIRECTORS, OFFICERS, AFFILIATES OR BENEFICIAL OWNERS

    No director, officer or affiliate of the Company or beneficial owner of more than 5% of the outstanding shares of Common Stock ("Beneficial Owner"), or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

    The following table sets forth as of March 20, 1998 certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, by each director and Named Executive Officer (as hereinafter defined) and by all executive officers and directors as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                            NUMBER(2)    PERCENT OF CLASS(2)
---------------------------------------------------------------------------------  ----------  ---------------------

Ledbetter Marital Trust (3)......................................................   2,924,392             29.1

Kirk B. Ledbetter (3) (4)........................................................   3,543,392             35.2

Jessica L. Ledbetter (3) (5).....................................................   3,439,088             34.1

William B. Ledbetter (3) (6).....................................................   2,939,442             29.2

FMR Corp. .......................................................................     982,100              9.8
  82 Devonshire Street
  Boston, Massachusetts 02109 (7)

Dimensional Fund Advisors Inc. ..................................................     518,100              5.1
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401 (7)

Thomas M. Yturbide (8)...........................................................      13,750            *

Charles W. Scharer (8)...........................................................      50,000            *

Stephen L. Cavallaro (8).........................................................      45,000            *

Richard F. Kudrna, Sr. (6)(9)....................................................      53,550            *

Kevin O. Servatius (8)...........................................................      15,000            *

John J. McLaughlin (8)...........................................................      10,000            *

Gary D. Armentrout (8)...........................................................      10,000            *

Franklin K. Rahbeck (5)..........................................................      16,500            *

Luther Mack, Jr. (5).............................................................       7,700            *

Ronald R. Zideck (5).............................................................       3,500            *

Eugene R. White (5)..............................................................       3,000            *

Executive Officers and Directors as a Group (18 persons)(3)(4)(5)(6)(8)(9).......   4,379,388             42.8

------------------------

*   Less than one percent

(1) Unless otherwise indicated, the address of each of the stockholders named in this table is: c/o Harveys Casino Resorts, P.O. Box 128, Highway 50 & Stateline Avenue, Lake Tahoe, Nevada 89449.

(2) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. Percentages of beneficial ownership total more than one hundred percent because shares of Common Stock held by the Ledbetter Marital Trust are reported as beneficially owned by each of Kirk
    B. Ledbetter, Jessica L. Ledbetter and William B. Ledbetter.

(3) Includes the 2,924,392 shares held by the Ledbetter Marital Trust. Kirk B. Ledbetter, Jessica L. Ledbetter and William B. Ledbetter are co-trustees of the trust and share the voting power and investment power of the shares held by the trust, subject to such rights and restrictions imposed under the terms of the governing trust instrument and the applicable state law.

(4) Includes 200 shares owned by Kirk B. Ledbetter's spouse and 100 shares each controlled by Mr. Ledbetter's spouse as custodian for their son and daughter. Kirk B. Ledbetter disclaims beneficial ownership of all 400 shares.

(5) Includes, in respect to (a) each of Jessica L. Ledbetter and Franklin K. Rahbeck, options to purchase 8,500 shares of Common Stock, (b) Luther Mack, Jr., options to purchase 7,000 shares of Common Stock, and (c) each of Eugene R. White and Ronald R. Zideck, options to purchase 3,000 shares of Common Stock all granted under the terms of the Company's 1993 Non-Employee Directors Stock Option Program, which options are currently exercisable or are exercisable within 60 days.

(6) Includes the following options to purchase shares of Common Stock granted under the terms of employment contracts, which options are currently exercisable: William B. Ledbetter, 15,000 and Richard F. Kudrna, Sr., 12,500.

(7) Represents shares beneficially owned as of December 31, 1997, based on filings with the Securities and Exchange Commission in February 1998.

(8) Includes those restricted shares of Common Stock awarded under the terms of the Company's Omnibus Incentive Plans in the following amounts: Thomas M. Yturbide, 13,750; Charles W. Scharer, 18,000; Stephen L. Cavallaro. 15,000; Kevin O. Servatius, 15,000; John J. McLaughlin, 10,000; Gary D. Armentrout, 10,000; and, to all officers and directors as a group 111,500. Recipients of such shares have immediate power to vote all such shares; however, ownership of such shares is subject to restrictions which lapse as to 25% on the date of grant of such shares and on each of the following three anniversaries of the grant date. Includes the following options to purchase shares of Common Stock awarded under the terms of the Company's Omnibus Incentive Plans, which options are currently exercisable or are exercisable within 60 days:
    Charles W. Scharer, 32,000; Stephen L. Cavallaro, 30,000; and, to all officers and directors as a group, 110,500.

(9) Includes 34,000 shares owned by Richard F. Kudrna, Sr.'s spouse. Mr. Kudrna disclaims beneficial ownership of all 34,000 shares.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Chief Executive Officer of the Company, the other four most highly compensated executive officers of the Company and a former executive officer who would have been one of the other four most highly compensated executive officers had he continued to be an executive officer through the end of the fiscal year, for services rendered to the Company in all capacities during the last three fiscal years ended November 30, 1997 (the six individuals are referred to herein as the "Named Executive Officers").

                             HARVEYS CASINO RESORTS
                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM
                                                                                                     AWARDS
                                                                                      -------------------------------------
                                                     ANNUAL COMPENSATION                                          PAYOUTS
                                          ------------------------------------------  RESTRICTED                -----------
                                                                         OTHER           STOCK                     LTIP
                               FISCAL                                    ANNUAL         AWARDS       OPTIONS      PAYOUTS
NAME AND PRINCIPAL POSITION     YEAR       SALARY($)    BONUS($)    COMPENSATION($)     ($)(1)         (#)        ($)(2)
---------------------------  -----------  -----------  -----------  ----------------  -----------  -----------  -----------
Charles W. Scharer (4).....        1997      428,462      360,000          --             --          183,500       81,384
  Chairman of the Board,           1996      347,400      168,000          --             --          135,000       --
  President and Chief              1995      240,507      125,000          --             --           --           --
  Executive Officer

Stephen L. Cavallaro (5)...        1997      333,462      240,000          --             --           48,800       61,718
  Chief Operating Officer
    of                             1996      267,785      120,000          --             --           28,000       --
  Subsidiary Properties            1995      242,135      124,020          --             --           --           --

John J. McLaughlin (6).....        1997      221,346      165,000          --             --           41,000       --
  Sr. Vice President, Chief        1996      175,000       70,000          --             --           10,000       --
  Financial Officer &
    Treasurer                      1995       30,288        7,500        21,586(7)       190,000       20,000       --

Gary D. Armentrout (8).....        1997      234,598      130,000          --             --           41,000       --
  Sr. Vice President of            1996      210,384       67,735          --             --           10,000       --
  Business Development and         1995      107,692       11,000          --            198,750       20,000       --
  Government Relations

Kevin O. Servatius (9).....        1997      268,846      105,000          --             --           51,000       --
  Sr. Vice
    President/General              1996      231,538      100,000          --             --           10,000       --
  Manager Harveys Resort           1995       60,577        7,500          --            285,000       30,000       --
  Hotel/Casino

Thomas M. Yturbide (10)....        1997      400,000       --              --             --          100,000      148,350
  Consultant to the
    President                      1996      400,000       --              --             --          100,000       --
  and Chief Executive
    Officer                        1995      400,000      148,000(11)        --           --           --


                                ALL OTHER
                              COMPENSATION
NAME AND PRINCIPAL POSITION      ($)(3)
---------------------------  ---------------
Charles W. Scharer (4).....        11,067
  Chairman of the Board,            8,845
  President and Chief               6,439
  Executive Officer
Stephen L. Cavallaro (5)...         9,115
  Chief Operating Officer
    of                              3,873
  Subsidiary Properties             1,777
John J. McLaughlin (6).....         6,735
  Sr. Vice President, Chief           808
  Financial Officer &
    Treasurer                      --
Gary D. Armentrout (8).....         5,512
  Sr. Vice President of             3,081
  Business Development and         --
  Government Relations
Kevin O. Servatius (9).....         8,037
  Sr. Vice
    President/General               1,828
  Manager Harveys Resort           --
  Hotel/Casino
Thomas M. Yturbide (10)....        59,116
  Consultant to the
    President                      45,896
  and Chief Executive
    Officer                        38,694

------------------------

 (1) In the case of Mr. McLaughlin, represents the market value ($19.00 per share) of 10,000 shares of restricted stock awarded to Mr. McLaughlin on August 14, 1995. The value as of November 30, 1997 was $199,063. In the case of Mr. Armentrout, represents the market value ($19.875 per share) of 10,000 shares of restricted stock awarded to Mr. Armentrout on May 9, 1995. The value as of November 30, 1997 was $199,063. In the case of Mr. Servatius, represents the market value ($19.00 per share) of 15,000 shares of restricted stock awarded to Mr. Servatius on August 14, 1995. The value as of November 30, 1997 was $298,595. All of the awards were made pursuant to the Company's Omnibus Incentive Plans and vested immediately as to 25% of the award on the date of grant and vested, or will vest, as to 25% on each of the next three anniversaries of the date of grant. The Named Executive Officers receive dividends on all of their shares. See "--Employee Benefit Plans--Omnibus Incentive Plans".

 (2) In 1994, the Company adopted a long-term incentive plan for key employees. Payment of incentives under the plan is contingent upon the Company attaining certain financial objectives over consecutive and concurrent three-year periods. See "Long-Term Incentive Plans--Awards in Fiscal Year 1997" below.

 (3) Amounts include the Company's 401(k) Plan contributions, payments of term life insurance premiums and above-market rate interest earned on deferred compensation. In fiscal 1997, the Company's 401(k) Plan contributions were $4,750 for each of Mr. Scharer, Mr. Cavallaro and Mr. Yturbide and $6,735, $5,512 and $7,477, respectively, for Mr. McLaughlin, Mr. Armentrout and Mr. Servatius. In fiscal 1997, the Company paid term life insurance premiums of $1,130 and $7,093 for policies insuring the lives of Mr. Scharer and Mr Yturbide, respectively. In fiscal 1997, the above-market rate interest earned by Mr. Scharer,

     Mr. Cavallaro, Mr. Servatius and Mr. Yturbide on deferred compensation amounted to $5,187, $4,365, $560 and $47,273, respectively.

 (4) On December 1, 1995, Mr. Scharer became the Company's President and Chief Executive Officer and on May 1, 1997 was elected Chairman of the Board of Directors.

 (5) On February 1, 1996, Mr. Cavallaro became Chief Operating Officer of Subsidiary Operations.

 (6) Mr. McLaughlin was appointed Chief Financial Officer on September 18, 1995, and was elected Senior Vice President, Chief Financial Officer and Treasurer in March 1996.

 (7) Includes $20,120 of relocation expense reimbursement, $1,312 of compensation related to the personal use of a Company provided automobile and $154 of medical expense payments in excess of the Company's group medical insurance coverage.

 (8) Mr. Armentrout was appointed Senior Vice President of Business Development and Government Relations on May 9, 1995.

 (9) On August 14, 1995, Mr. Servatius became Senior Vice President and General Manager-Harveys Resort Hotel/Casino.

 (10) From December 1, 1995 to May 1, 1997, Mr. Yturbide served as the Company's Chairman of the Board of Directors. Since May 1, 1997, Mr. Yturbide has served as Consultant to the President and Chief Executive Officer.

 (11) Includes a $100,000 signing bonus paid by the Company in connection with Mr. Yturbide's employment contract.

OPTIONS

    The tables below set forth certain information regarding options granted to the Named Executive Officers during fiscal year 1997.

                      OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                   PERCENT OF TOTAL                             PRICE APPRECIATION FOR
                                   NUMBER OF        OPTIONS GRANTED   EXERCISE OR                    OPTION TERM
                               SHARES UNDERLYING     TO EMPLOYEES     BASE PRICE   EXPIRATION   ----------------------
NAME                           OPTIONS GRANTED(1)   IN FISCAL YEAR     ($/SHARE)      DATE        5%($)       10%($)
-----------------------------  ------------------  -----------------  -----------  -----------  ----------  ----------
Charles W. Scharer...........         183,500              26.82         16.4375     05/22/07    1,896,923   4,807,176

Stephen L. Cavallaro.........          48,800               7.13         16.4375     05/22/07      504,468   1,278,420

John J. McLaughlin...........          41,000               5.99         16.4375     05/22/07      423,836   1,074,083

Gary D. Armentrout...........          41,000               5.99         16.4375     05/22/07      423,836   1,074,083

Kevin O. Servatius...........          51,000               7.45         16.4375     05/22/07      527,210   1,336,054

Thomas M. Yturbide...........         100,000              14.62         16.4375     05/22/07    1,103,720   2,840,086

------------------------

(1) The Named Executive Officers received options pursuant to the Company's incentive plans. See "--Employee Benefit Plans--Omnibus Incentive Plans". The options granted during the fiscal year include options granted in previous years that were repriced May 22, 1997. Options to purchase a total of 498,880 shares were repriced on that date. Of that total, the Named Executive Officers received the following repriced options: Mr. Scharer, 135,000; Mr. Cavallaro, 28,000; Mr. McLaughlin, 30,000; Mr. Armentrout, 30,000; Mr. Servatius, 40,000; and Mr. Yturbide, 100,000. See "--Ten Year Option Repricings".

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL 1997 YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING              VALUE OF IN-THE-MONEY
                                     SHARES                          UNEXERCISED OPTIONS AT        UNEXERCISED OPTIONS AT
                                   ACQUIRED ON         VALUE            NOVEMBER 30,1997            NOVEMBER 30, 1997(1)
NAME                                EXERCISE         REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
------------------------------  -----------------  -------------  ----------------------------  ----------------------------

Charles W. Scharer............         --               --              32,000        183,500    $   189,002    $   636,525

Stephen L. Cavallaro..........         --               --              30,000         48,800        177,189        169,277

John J. McLaughlin............         --               --             --              41,000        --             142,221

Gary D. Armentrout............         --               --             --              41,000        --             142,221

Kevin O. Servatius............         --               --             --              51,000        --             176,909

Thomas M. Yturbide............         --               --             110,000        100,000        649,693        346,880

------------------------

(1) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the options.

                 REPORT OF COMPENSATION COMMITTEE ON REPRICING

    The Company's employee stock option plans were adopted to attract, retain and motivate key employees of the Company and to align the interests of those key employees with those of the Stockholders of the Company. The Compensation Committee (the "Committee") of the Board of Directors determined that an imbalance existed between the exercise prices under many of the outstanding stock options and the prevailing market price for the Common Stock, thereby negating the effectiveness of the stock options to retain and motivate key employees. To restore that effectiveness, the Committee repriced certain outstanding non-qualified employee stock options with exercise prices ranging from $18.625 to $20.25 per share and covering 498,880 shares with repriced options having an exercise price of $16.4375 per share (the fair market value on May 22, 1997, the date of the repricing) and covering 498,880 shares. Although options covering 143,331 shares, in respect of the Named Executive Officers, were fully vested at the time of repricing, all of the repriced options, with the exception of certain of the repriced options granted to Mr. Scharer and Mr. Yturbide, will vest as to one-third of the options on each of May 22, 1998, 1999 and 2000. Mr. Scharer received repriced options covering 135,000 shares, 35, 000 of such options will vest as described above and 100,000 of such options will vest as to one-third on each of December 1, 1998, 1999 and 2000. Mr. Yturbide received repriced options covering 100,000 shares. One-half of Mr. Yturbide's repriced options vested on December 1, 1997 and the remaining one-half will vest on December 1, 1998. Except as disclosed above, each repriced option continues to be governed by the same terms as applied to the prior option.

HARVEYS CASINO RESORTS COMPENSATION COMMITTEE

Eugene White (Chair)           Luther Mack, Jr.
William B. Ledbetter           Franklin K. Rahbeck
Jessica L. Ledbetter

                           TEN-YEAR OPTION REPRICINGS

                                       NUMBER OF
                                      SECURITIES   MARKET PRICE     EXERCISE                   LENGTH OF ORIGINAL
                                      UNDERLYING    OF STOCK AT       PRICE                        OPTION TERM
                                        OPTIONS       TIME OF      AT TIME OF                   REMAINING AT DATE
                                      REPRICED OR  REPRICING OR   REPRICING OR   NEW EXERCISE     OF REPRICING
NAME                         DATE       AMENDED    AMENDMENT($)   AMENDMENT($)    PRICE ($)       OR AMENDMENT
-------------------------  ---------  -----------  -------------  -------------  ------------  -------------------
Charles W. Scharer.......    5/22/97     100,000       16.4375        18.6250        16.4375   8 Years 193 Days
                                          35,000       16.4375        19.2500        16.4375   9 Years 64 Days

Stephen L. Cavallaro.....    5/22/97      28,000       16.4375        19.2500        16.4375   9 Years 64 Days

John J. McLaughlin.......    5/22/97      20,000       16.4375        19.0000        16.4375   8 Years 84 Days
                             5/22/97      10,000       16.4375        19.2500        16.4375   9 Years 64 Days

Gary D. Armentrout.......    5/22/97      20,000       16.4375        19.8750        16.4375   7 Years 352 Days
                             5/22/97      10,000       16.4375        19.2500        16.4375   9 Years 64 Days

Kevin O. Servatius.......    5/22/97      30,000       16.4375        19.0000        16.4375   8 Years 84 Days
                             5/22/97      10,000       16.4375        19.2500        16.4375   9 Years 64 Days

Thomas M. Yturbide.......    5/22/97     100,000       16.4375        18.6250        16.4375   8 Years 193 Days

LONG-TERM INCENTIVE PLAN

    In fiscal year 1994, the Company adopted a Long-Term Incentive Plan. The table below sets forth awards made to Named Executive Officers in the last fiscal year under the Company's Long-Term Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN FISCAL YEAR 1997

                                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF SHARES            PERFORMANCE OR              NON-STOCK PRICE-BASED PLANS
                                     UNITS OR              OTHER PERIOD UNTIL        -----------------------------------
NAME                               OTHER RIGHTS           MATURATION OR PAYOUT        THRESHOLD    TARGET      MAXIMUM
-----------------------------  ---------------------  -----------------------------  -----------  ---------  -----------
Charles W. Scharer...........           --             Three years ending November    $  32,135   $  64,269   $  96,404
                                                                30, 1997
                                        --             Three years ending November       32,135      64,269      96,404
                                                                30, 1998
                                        --             Three years ending November       32,135      64,269      96,404
                                                                30, 1999

Stephen L. Cavallaro.........           --             Three years ending November       19,452      38,904      58,356
                                                                30, 1997
                                        --             Three years ending November       19,452      38,904      58,356
                                                                30, 1998
                                        --             Three years ending November       19,452      38,904      58,356
                                                                30, 1999

John J. McLaughlin...........           --             Three years ending November       --          --          --
                                                                30, 1997
                                        --             Three years ending November       11,067      22,135      33,202
                                                                30, 1998
                                        --             Three years ending November       11,067      22,135      33,202
                                                                30, 1999

Gary D. Armentrout...........           --             Three years ending November       --          --          --
                                                                30, 1997
                                        --             Three years ending November       11,730      23,460      35,190
                                                                30, 1998
                                        --             Three years ending November       11,730      23,460      35,190
                                                                30, 1999

Kevin O. Servatius...........           --             Three years ending November       --          --          --
                                                                30, 1997
                                        --             Three years ending November       13,442      26,885      40,327
                                                                30, 1998
                                        --             Three years ending November       13,442      26,885      40,327
                                                                30, 1999

Thomas M. Yturbide...........           --             Three years ending November       30,000      60,000      90,000
                                                                30, 1997
                                        --             Three years ending November       --          --          --
                                                                30, 1998
                                        --             Three years ending November       --          --          --
                                                                30, 1999

    Mr. Yturbide does not participate in the Company's Long-term Incentive Plan beyond the three-year cycle ending November 30, 1997. Benefits received by participants under this plan are based on the Company's achieving specified levels of cash flow and return on equity over three-year periods. The target amount of the incentive is earned if the average of the percentage of achievement of the two goals equals 100%. The threshold amount is earned if the average of the percentage of achievement of the two goals equals 80% and the maximum amount is earned if the average of the percentage of achievement of the two goals equals or exceeds 120%.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The tables below set forth total benefits payable to executive employees, including Named Executive Officers, who participate in the Company's Supplemental Executive Retirement Plan (the "SERP"). Amounts shown represent the aggregate amounts to which such employees are entitled under the SERP.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE
                              (SEVEN YEAR VESTING)

                                                                       ESTIMATED ANNUAL BENEFITS AT AGE 65
                                                                     FOR REPRESENTATIVE YEARS OF SERVICE ($)
                 AVERAGE BASE COMPENSATION                    -----------------------------------------------------
                  FOR FINAL FIVE YEARS ($)                        3          4          5          6          7
------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
125,000.....................................................     12,500     25,000     37,500     50,000     62,500
150,000.....................................................     15,000     30,000     45,000     60,000     75,000
175,000.....................................................     17,500     35,000     52,500     70,000     87,500
200,000.....................................................     20,000     40,000     60,000     80,000    100,000
225,000.....................................................     22,500     45,000     67,500     90,000    112,500
250,000.....................................................     25,000     50,000     75,000    100,000    125,000
300,000.....................................................     30,000     60,000     90,000    120,000    150,000
400,000.....................................................     40,000     80,000    120,000    160,000    200,000
450,000.....................................................     45,000     90,000    135,000    180,000    225,000
500,000.....................................................     50,000    100,000    150,000    200,000    250,000

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE
                               (20 YEAR VESTING)

                                                                            ESTIMATED ANNUAL BENEFITS AT AGE 65
                                                                           FOR REPRESENTATIVE YEARS OF SERVICE($)
                       AVERAGE BASE COMPENSATION                         ------------------------------------------
                       FOR FINAL FIVE YEARS ($)                              5         10         15         20
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
125,000................................................................     15,625     31,250     46,875     62,500
150,000................................................................     18,750     37,500     56,250     75,000
175,000................................................................     21,875     43,750     65,625     87,500
200,000................................................................     25,000     50,000     75,000    100,000
225,000................................................................     28,125     56,250     84,375    112,500
250,000................................................................     31,250     62,500     93,750    125,000
300,000................................................................     37,500     75,000    112,500    150,000
400,000................................................................     50,000    100,000    150,000    200,000
450,000................................................................     56,250    112,500    168,750    225,000
500,000................................................................     62,500    125,000    187,500    250,000

    On November 20, 1997 the SERP was amended by the Board of Directors to, among other things, limit participation to employees, (a) whose positions are classified as members of the Executive Committee of the Company, (b) whose participation has been recommended by the President and Chief Executive Officer,
(c) whose participation has been approved and confirmed by the Committee, and
(d) who don't participate in the Senior Supplemental Retirement Plan. See "--Alternative Defined Benefit Plans". Those employees who were participating in the SERP prior to November 20, 1997, and had partially or fully vested but do not meet the amended participation requirements after November 20, 1997 will continue to participate in the SERP.

    The seven year vesting SERP presently covers approximately 21 current or former executive employees. The 20 year vesting SERP, for those who began participation after October 1, 1994, covers approximately 8 executive employees. SERP benefits are based on a percentage of average base compensation earned during the participant's last five years of service. Base compensation is the participant's annual salary (but not bonuses or incentive compensation), which is the same as compensation depicted as salary in the Summary Compensation Table. Benefits are generally computed as a straight-life annuity, and are not subject to any deduction for social security benefits. Participants are entitled to receive SERP benefits upon attaining age 65 (age 63 for Mr. Yturbide) and having become vested in the SERP. Participants in the seven year vesting SERP become 20% vested after having accumulated at least three years of service with the Company and vesting continues in 20% increments each year thereafter, with 100% vesting occurring upon completion of seven years of service. Participants in the 20 year vesting SERP become 25% vested after having accumulated at least five years of service with the Company and vesting continues in 5% increments each year thereafter, with 100% vesting occurring upon completion of 20 years of service. Amounts shown for seven years or 20 years of service in the respective tables above represent the maximum annual payments a participant may receive under the SERP. Benefits under the SERP are payable for a period of 15 years.

    Messrs. Scharer and Yturbide are fully vested under the terms of the seven year vesting plan. Mr. Cavallaro has four years of credited service under the terms of the seven year vesting plan. Mr. Armentrout has approximately three years of credited service under the terms of the twenty year vesting plan. Mr. McLaughlin and Mr. Servatius each have approximately two and one-half years of credited service under the terms of the twenty year vesting plan.

ALTERNATIVE DEFINED BENEFIT PLANS

    Certain executives are entitled to participate in a Senior Supplemental Executive Retirement Plan ("SSERP") that provides for benefits based on a percentage of the salary that was being paid as of January 1, 1991 and computed as a straight-life annuity. Benefits under the SSERP are payable commencing one month after retirement and continuing until the recipient reaches age 80. Messrs. Kudrna and William Ledbetter are fully vested in the SSERP, and will each be entitled to annual benefits of $200,000 commencing one month after retirement.

    See "Honorary Director Program" for a discussion of a special defined benefit plan designed to compensate Vera Gross for her many years of service to the Company.

EMPLOYMENT CONTRACTS

    Charles W. Scharer serves as President and Chief Executive Officer under an employment contract with the Company. The term of the contract began on December 1, 1995 and was extended in fiscal year 1997 to run through November 30, 2002. The agreement provides that Mr. Scharer's salary during the term of the agreement will be subject to annual review by the Compensation Committee of the Board of Directors. Mr. Scharer's salary was increased to $467,500 per year beginning December 1, 1997. The agreement also provided for the award of options to purchase shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days notice) by Mr. Scharer or the Company. If the agreement is terminated by the Company for reason other than cause, Mr. Scharer is entitled to receive the full value of his salary and other benefits for the remainder of the agreement.

    Stephen L. Cavallaro serves as Chief Operating Officer of Subsidiary Operations under an employment contract with the Company effective as of February 1, 1996. The term of the contract was extended on February 10, 1997 and terminates on January 31, 2000. Mr. Cavallaro's annual salary established by the contract is subject to annual review and adjustment. Mr. Cavallaro's current salary is $360,000 per year. The contract also provided for the award of options to purchase shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days notice) by Mr. Cavallaro or the Company. If the contract is terminated by the Company for reasons other than cause, Mr. Cavallaro is entitled to receive the full value of his salary and other benefits for the remainder of the contract term.

    Mr. McLaughlin serves as Senior Vice President, Chief Financial Officer and Treasurer under an employment contract with the Company effective as of August 14, 1995 and extending to September 17, 2000. Mr. McLaughlin's annual salary established by the contract is subject to annual review and adjustment. Mr. McLaughlin's current salary is $250,000 per year. The contract also provided for the award of options to purchase shares of the Company's Common Stock and the award of restricted shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days notice) by Mr. McLaughlin or the Company. If the contract is terminated by the Company for reasons other than cause, Mr. McLaughlin is entitled to receive the full value of his salary and other benefits for the remainder of the contract term.

    Mr. Armentrout serves as Senior Vice President of Business Development and Government Relations under an employment contract with the Company effective as of May 9, 1995 and extending to May 9, 1999. Mr. Armentrout's annual salary under the contract is currently $231,000. The contract also provided for the award of options to purchase shares of the Company's Common Stock and the award of restricted shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days notice) by Mr. Armentrout or the Company. If the contract is terminated by the Company for reasons other than cause, Mr. Armentrout is entitled to receive the full value of his salary and other benefits for the remainder of the contract term.

    Mr. Servatius serves as Senior Vice President and General Manager-Harveys Resort Hotel/Casino under an employment contract with the Company effective as of August 14, 1995. The term of the contract runs for five years, terminating on August 13, 2000. Mr. Servatius' annual salary is currently $280,000. The contract also provided for the award of restricted shares of the Company's Common Stock and options to purchase shares of the Company's Common Stock. The contract is terminable at anytime (upon ninety days notice) by Mr. Servatius or the Company. If the contract is terminated by the Company for reasons other than cause, Mr. Servatius is entitled to receive the full value of his salary and other benefits for the remainder of the contract term.

    Thomas M. Yturbide serves as Consultant to the President and Chief Executive Officer under an employment contract with the Company. The term of the agreement began as of December 1, 1995 and ends on May 31, 1998. His annual salary under this agreement is $400,000. The agreement also provided Mr. Yturbide options to purchase shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days notice) by Mr. Yturbide or the Company. If the agreement is terminated by the Company for reason other than cause, Mr. Yturbide is entitled to receive the full value of his salary and other benefits for the remainder of the term of the agreement.

    Mr. Scharer, Mr. Cavallaro and Mr. McLaughlin have entered into the MOU, pursuant to which they will enter into new five-year employment agreements with the Company upon consummation of the Merger. See "Interest of Certain Persons in the Transaction."

EMPLOYEE BENEFIT PLANS

    OMNIBUS INCENTIVE PLANS

    In November 1993, the Company adopted the 1993 Omnibus Incentive Plan (the "1993 Plan") and in March 1996, the Company adopted the 1996 Omnibus Incentive Plan (the "1996 Plan" and together with the 1993 Plan, collectively referred to as the "Incentive Plan"). The Incentive Plan was adopted to further and promote the interests of the Company, its subsidiaries and its stockholders by enabling the Company to attract, retain and motivate key employees or prospective employees, and to align the interests of such individuals and the stockholders of the Company. The Incentive Plan is administered by the Compensation Committee, which is authorized to construe and interpret the Incentive Plan and to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the

Incentive Plan, including selecting the Incentive Plan's participants, making awards of stock options, stock appreciation rights, restricted stock grants and/or performance units (each an "Award," and collectively, "Awards") in such amounts and form as the Compensation Committee determines and imposing any restrictions, terms and conditions upon such Awards as the Compensation Committee deems appropriate.

    The maximum number of shares of Common Stock authorized for issuance under the 1993 Plan, other than shares of Common Stock issued pursuant to Awards and subsequently reacquired by the Company, is 915,219. The maximum number of shares of Common Stock authorized for issuance under the 1996 Plan, other than shares of Common Stock issued pursuant to Awards and subsequently reacquired by the Company, is 500,000. No Awards may be granted or shares of Common Stock issued under the 1993 Plan or the 1996 Plan after 10 years from the date of adoption of such plan; provided that shares of Common Stock may be issued thereafter pursuant to Awards granted prior to such date. Awards granted prior to such date may be amended after such date, so long as there is no increase in the number of shares of Common Stock subject to or comprising that Award.

    Any Award that constitutes a derivative security (as defined in Rule 16a-1(c) under the Exchange Act) and is granted to or held by a person subject to Section 16 of the Exchange Act shall be subject to the restrictions on exercisability and on transfer set forth in or pursuant to Rule 16b-3 of the Exchange Act. The Incentive Plan is intended to satisfy the requirements of Rule 16b-3 under Section 16 of the Exchange Act in the case of recipients subject to such Section 16.

    In the event of a stock split, the declaration of a stock dividend, the exchange or conversion of securities of the class subject to an Award into cash, property or different kinds of securities pursuant to a merger, reorganization or otherwise, or the sale of substantially all of the assets of the Company or if an extraordinary dividend is declared, adjustments will be made in (i) the number and type of share or other securities or cash or other property that may be acquired pursuant to each Award, (ii) the maximum number and type of shares or other securities that may be issued pursuant to other Awards thereafter granted under the Incentive Plan, and (iii) any other terms as are necessarily affected by such event.

    1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PROGRAM

    The purpose of the Company's 1993 Non-Employee Directors Stock Option Program (the "Program") is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

    The total number of shares of Common Stock for which options may be granted under the Program shall not exceed 60,000 subject to automatic adjustments for stock splits and certain other corporate transactions and/or recapitalization. An initial grant of options to acquire 4,500 shares has been awarded to each current non-employee director. Pursuant to the Program, initial awards of options to acquire 4,500 shares will be granted to any new non-employee director immediately following the first annual meeting after such non-employee director is first elected or appointed to the Board of Directors. Subsequent annual grants of options to acquire 1,500 shares will be made immediately following each annual meeting to all non-employee directors who had previously received initial grants.

    The Board of Directors may amend the Program, provided that no amendment which would change the amount, price or timing of the initial and annual grants may be made more often than once every six months, and provided, further, that certain other material changes may not be made to the Program without stockholder approval.

    Options granted under the Program become exercisable in three installments, 33 1/3% on the date of grant and 33 1/3% on each of the next two anniversaries of grant. Each option granted expires ten years from the date of its grant. The Program continues in effect until it is terminated by action of the Board of Directors or the stockholders.

    If a non-employee director voluntarily terminates his or her board membership at any time, the options granted to such director shall automatically expire and be forfeited as of the effective date of such service termination. For purposes of the Program, a "voluntary termination" will occur only if a non-employee director resigns (other than due to death, disability or retirement (as defined in the Program)) or refuses to stand for election to the Board of Directors if nominated (other than due to death, disability or retirement). If the director's membership on the Board of Directors is terminated for any other reason, including a failure to be reelected by the stockholders of the Company, the options will become fully exercisable as of the date of such termination and each option shall expire two years after the date of any such termination (but not beyond the expiration of the stated option term).

    1993 EMPLOYEE STOCK GRANT PROGRAM

    In November 1993, the Company adopted the 1993 Employee Stock Grant Program (the "Employee Stock Program") providing for a one-time grant of shares of Common Stock to persons who had been employed by the Company for at least one year and were not otherwise stockholders in the Company or eligible to participate in any of the Company's other benefit plans providing for stock ownership. Under the Employee Stock Program, each eligible employee on the date of grant received one share of Common Stock for each full year of past service to the Company plus five additional shares of Common Stock for every five years of past service to the Company. The Company granted 20,133 shares of Common Stock under the Employee Stock Program.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Articles of Incorporation contain, pursuant to Nevada law, provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. In addition, the Company's Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has also entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things (i) indemnification against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under law and (ii) prompt advancement of expenses to any indemnitee in connection with his or her defense against any claim.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHIES

    It is the responsibility of the Compensation Committee (the "Committee") to establish and review the Company's executive compensation programs and policies, to monitor performance and make recommendations concerning executive compensation and benefits to the Board of Directors.

    The Committee's philosophy and policies are to provide a total compensation program which will enable the Company to attract, retain, and motivate an outstanding management team. The Committee strongly believes that stock ownership and incentive programs, based on above-average corporate performance, will encourage management to best serve the interests of our shareholders.

EXECUTIVE COMPENSATION

    Compensation paid to executive officers includes an industry competitive salary, a management incentive cash bonus, which relates to the Company's annual achievement of financial performance goals and individual performance, a long-term incentive plan based on cash flow and return on equity goals, and stock options which align management's interests with stockholders' interests.

    In determining compensation levels, the Board of Directors and the Compensation Committee consider, among other things, 1) the financial performance of the Company during the past year; 2) recommendations of the Company's Chief Executive Officer, based on his evaluation of the breadth of duties of the executive officers and their contribution to the Company; 3) extraordinary performance during the year; 4) levels at which the Company's competitors compensate their executive officers; and 5) relative stock performance vs. comparable gaming companies. Executive officers also participate in benefit plans generally available to employees including a medical plan, a 401(k) plan, and group life insurance. Additional benefits available to the executive officers include deferred compensation and a supplemental executive retirement program.

    Executive compensation is evaluated annually. Existing compensation levels are compared with compensation levels of executives in similar capacities with other publicly-held gaming companies. The Company's current financial position and performance for the past year is reviewed, including growth in revenues, operating cash flow generated, and earnings per share. In addition, plans for performance for the upcoming year and future periods are reviewed as to revenue growth and earnings. An evaluation is made as to the degree that the executive, including the Chief Executive Officer, contributes to the achievement of the Company's results and other Company goals. Based on these factors, the Committee makes recommendations to the Board of Directors regarding changes to executive compensation.

    The 1993 and 1996 Omnibus Incentive Plans authorizes the Compensation Committee to make awards of stock options, stock appreciation rights, restricted stock grants and performance units. The size of grants and stock options are determined by a number of factors, including comparable grants to executive officers and employees by other gaming companies which compete in the gaming industry.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

    The same philosophies described above for executive compensation were used by the Compensation Committee to determine the compensation of the Company's Chairman, President and Chief Executive Officer, Charles W. Scharer. The Compensation Committee established Mr. Scharer's annual base salary of $425,000 for the fiscal year 1997 based upon a review of compensation by gaming companies having similar revenues and scopes of operations, together with an evaluation of the Company's results in fiscal year 1996, and the degree of progress made in implementing the Company's strategic plans. Mr. Scharer also received a bonus of $168,000 paid in fiscal year 1997 and a payout of $81,384 under the Long-term Incentive Plan.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of a publicly traded corporation. The Company was not impacted by Section 162(m) in fiscal 1997. In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to any executive officer approaches $1,000,000.

Respectfully Submitted,

HARVEYS CASINO RESORTS COMPENSATION COMMITTEE

Eugene R. White [Chair]        Luther Mack, Jr.
Jessica L. Ledbetter           Franklin K. Rahbeck
William B. Ledbetter

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of the Dow Jones Entertainment & Leisure-Casinos Index ("DJ Casinos"). The performance graph assumes that $100 was invested on February 15, 1994 in each of the Company's Common Stock, the S&P 500 and the DJ Casinos. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              HARVEYS CASINO RESORTS        STANDARD & POOR'S 500        DOW JONES CASINOS
2/15/94                             $100                        $100                     $100
Nov-94                               $97                         $98                      $61
Nov-95                              $109                        $134                      $94
Nov-96                              $124                        $172                     $107
Nov-97                              $147                        $221                      $95

                              CERTAIN TRANSACTIONS

    Wells Fargo Bank, N. A., Jessica L. Ledbetter, Kirk B. Ledbetter and Franklin K. Rahbeck are the co-trustees of the William B. Ledbetter and Beverlee
A. Ledbetter Irrevocable Trust (the "Trust"). The Trust owns survivorship life insurance policies on the lives of William B. Ledbetter and Beverlee A. Ledbetter, deceased. Prior to fiscal 1995 the Company paid the premiums on the life insurance policies. The Company has no further obligation to pay such premiums. On November 15, 1993 the Trust issued a note payable to the Company for the amounts of the premiums previously paid by the Company. On January 31, 1994, the Trust issued a note payable to the Company for the amount of a premium paid by the Company in 1994. The notes are in the principal amounts of $1,376,995 and $455,275 and bear interest at the rate of 5.84% and 6.30%, respectively. Interest on the notes is payable on December 31 of each year and the entire unpaid principal amount becomes due on the earlier of November 15, 2001 or the death of William B. Ledbetter. The Trust has requested an extension of time to April 30, 1998 to pay the interest due December 31, 1996 and 1997. The Company has approved the Trust's request.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's independent public accountants to audit the financial statements of the Company for the 1998 fiscal year. Deloitte & Touche LLP has served as the Company's independent public accountants since 1996. A representative of Deloitte & Touche LLP will attend the Annual Meeting, will be given an opportunity to make a statement and will be available to answer appropriate questions.

    On June 27, 1996, Grant Thornton LLP, who had previously been engaged as the independent public accountants to audit the financial statements of The Company was dismissed as the Company's certifying accountant.

    Grant Thornton LLP's reports on the financial statements of the Company for the fiscal years ended November 30, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope, or accounting principles.

    The decision to change accountants was recommended by the Audit Committee of the Board of Directors of the Company and was approved by the Company's Board of Directors.

    During the Company's two fiscal years and the subsequent interim period preceding the change in accountants there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Grant Thornton LLP would have caused them to make reference to the subject matter of the disagreement in connection with their report.

    During the Company's two fiscal years and the subsequent interim period preceding the change in accountants there were no "reportable events" as listed in paragraph (a) (1) (v) of Item 304 of Regulation S-K.

    On June 27, 1996, Deloitte & Touche LLP was selected as the principal accountant to audit the Company's financial statements.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the proxy will vote the proxies according to their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting must be received by the Company at its offices at Highway 50 & Stateline Avenue, Lake Tahoe, Nevada 89449 not later than December 1, 1998.

                                 ANNUAL REPORT

    The Annual Report to Stockholders for fiscal 1997 accompanies this proxy statement.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statement and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices:
Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. The Common Stock is traded on the NYSE.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 1-12802) are incorporated in this Proxy Statement by reference:

        1.  Annual Report on Form 10-K for the fiscal year ended November 30,
    1997

        2.  Current Report on Form 8-K filed February 3, 1997

    All reports and documents filed by the Company after the date of this Proxy Statement pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    This Proxy Statement incorporates documents by reference, which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference) are available, without charge, upon request from the Company, P.O. Box 128, Highway 50 & Stateline Avenue, Lake Tahoe, Nevada 89449, Attention:
Corporate Secretary, telephone: (702) 586-2411. Copies of documents so requested will be sent by first-class mail, postage paid, within one business day of receipt of such request.

             CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
                      PROVISIONS OF THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

    This document includes various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, as Sections 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. Statements containing expressions such as "believes," "anticipates" or "expects" used in the Company's press releases, proxy statements and periodic reports on Forms 10-K and 10-Q are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not materially differ from expected results. The Company cautions that these and similar statements included in this proxy statement and in previously filed periodic reports, including reports filed on Forms 10-K and 10-Q, are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, the following: increased competition in existing markets or the opening of new gaming jurisdictions; a decline in the public acceptance of gaming; the limitation, conditioning or suspension of any of the Company's gaming licenses; increases in or new taxes imposed on gaming revenues or gaming devices; a finding of unsuitability by regulatory authorities with respect to the Company's officers, directors or key employees; loss or retirement of key executives; significant increases in fuel or transportation prices; adverse economic conditions in the Company's key markets; sever and unusual weather in the Company's key markets; adverse results of significant litigation matters. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

                           HARVEYS CASINO RESORTS
              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1998

     The undersigned hereby appoints William B. Ledbetter and Luther Mack, Jr., and each of them, the proxies and attorneys-in-fact of the undersigned, with full power of substitution in each, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of Harveys Casino Resorts to be held May 14, 1998 at 10:00 a.m. local time at Harveys Resort Hotel/Casino, U.S. Highway 50 and Stateline Avenue, Lake Tahoe, Nevada, and any and all adjournments thereof, and to vote thereat the number of shares of Common Stock which the undersigned would be entitled to vote if then personally present as follows:

                  (Continued and to be signed on the reverse side)

  A  /X/ Please mark your
         votes as in this
         example

Management recommends a vote FOR Item I and FOR Item II.

                                               FOR     AGAINST    ABSTAIN
Item I. To adopt the Merger Agreement and      / /        / /       / /
        approve the Merger.

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE
ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE
MERGER AND ELECTION OF THE PROPOSED DIRECTORS.
______________________________________________________________

                   For all nominees              WITHHOLD
                 listed at right except          AUTHORITY
                  as indicated to the    to vote for all nominees
                     contrary below)          listed at right

Nominees: Richard F. Kudrna, Sr.
          Jessica L. Ledbetter
          Franklin k. Rahbeck

Item II. To elect three
         Directors to
         serve a term            / /          / /
         of three years
         until the 2001 Annual Meeting of Stockholders, if the Merger is not approved, or until the effective time of the Merger, if the Merger is approved.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee name here:
______________________________________________________________

If any other business is presented at the annual meeting, the proxy will be voted in accordance with the recommendations of management.

           I PLAN ON ATTENDING THE MEETING.    / /

PLEASE SIGN AND RETURN PROMPTLY IN THE SELF-ADDRESSED
ENVELOPE.

SIGNATURE_____________________________   DATE_____________________

SIGNATURE_____________________________   DATE_____________________

NOTE: Signature of stockholder should correspond exactly with the name shown herein. Corporate officers, attorneys, trustees, executors, administrators, guardians, and others should designate their full titles. Joint owners should each sign.

--------------------------------------------------------------------------------

                             Harveys Casino Resorts
                      1998 Annual Meeting of Stockholders


                           Harveys Resort Hotel/Casino
                       U.S. Highway 50 and Stateline Avenue
                                Lake Tahoe, Nevada
                                   May 14, 1998
                                     10:00 a.m.


                                  ADMITTANCE TICKET

         This ticket entitles you and one guest to attend the Annual Meeting.

             For room reservations call 1-800-HARVEYS and ask for the
                            "Shareholder's Special Offer".

          CAMERAS AND RECORDING DEVICES WILL NOT BE ALLOWED AT THE MEETING.

--------------------------------------------------------------------------------


Dear Stockholder:

The 1998 Annual Meeting of Stockholders of Harveys Casino Resorts will be held at Harveys Resort Hotel/Casino, U.S. Highway 50 and Stateline Avenue, Lake Tahoe, Nevada on May 14, 1998 at 10:00 a.m., Local Time. At the meeting, stockholders will be asked to act on those items described in the enclosed proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please review the enclosed proxy statement, complete the proxy form and return it promptly in the envelope provided.

If you plan to attend the annual meeting in person, please note that attendance at the meeting will be limited to you and one guest.

Sincerely,
Charles W. Scharer
Chairman of the Board of Directors
President and Chief Executive Officer

                                    ANNEX A



                          AGREEMENT AND PLAN OF MERGER



                          Dated as of February 1, 1998



                                     between



                         HARVEYS ACQUISITION CORPORATION



                                       and



                             HARVEYS CASINO RESORTS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I

         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II

          THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.01.  THE MERGER . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.02.  CLOSING. . . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.03.  EFFECTIVE TIME . . . . . . . . . . . . . . . . . 9
               SECTION 2.04.  EFFECTS OF THE MERGER. . . . . . . . . . . . . . 9
               SECTION 2.05.  ARTICLES OF INCORPORATION AND BY-LAWS. . . . . . 9
               SECTION 2.06.  DIRECTORS. . . . . . . . . . . . . . . . . . . . 9
               SECTION 2.07.  OFFICERS . . . . . . . . . . . . . . . . . . . .10
               SECTION 2.08.  FURTHER ACTIONS. . . . . . . . . . . . . . . . .10

ARTICLE III

           CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . .10
               SECTION 3.01.  EFFECT ON CAPITAL STOCK. . . . . . . . . . . . .10
               SECTION 3.02.  EXCHANGE OF CERTIFICATES . . . . . . . . . . . .12

ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . . . . . . . .14
               SECTION 4.01.  ORGANIZATION, STANDING AND CORPORATE POWER . . .14
               SECTION 4.02.  SUBSIDIARIES . . . . . . . . . . . . . . . . . .14
               SECTION 4.03.  CAPITAL STRUCTURE. . . . . . . . . . . . . . . .15
               SECTION 4.04.  AUTHORITY; NONCONTRAVENTION. . . . . . . . . . .15
               SECTION 4.05.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . .17
               SECTION 4.06.  SEC DOCUMENTS; FINANCIAL STATEMENTS. . . . . . .17
               SECTION 4.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . .18
               SECTION 4.08.  LITIGATION . . . . . . . . . . . . . . . . . . .19

               SECTION 4.09.  ABSENCE OF CHANGES IN BENEFIT PLANS. . . . . . .19
               SECTION 4.10.  EMPLOYEE BENEFITS; ERISA . . . . . . . . . . . .19
               SECTION 4.11.  TAXES. . . . . . . . . . . . . . . . . . . . . .22
               SECTION 4.12.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . .23
               SECTION 4.13.  PERMITS; COMPLIANCE WITH GAMING LAWS . . . . . .25
               SECTION 4.14.  STATE TAKEOVER STATUTES; CHARTER PROVISIONS. . .26
               SECTION 4.15.  BROKERS. . . . . . . . . . . . . . . . . . . . .27
               SECTION 4.16.  TRADEMARKS, ETC. . . . . . . . . . . . . . . . .27
               SECTION 4.17.  TITLE TO PROPERTIES. . . . . . . . . . . . . . .28
               SECTION 4.18.  INSURANCE. . . . . . . . . . . . . . . . . . . .28
               SECTION 4.19.  CONTRACTS; DEBT INSTRUMENTS. . . . . . . . . . .28
               SECTION 4.20.  LABOR RELATIONS. . . . . . . . . . . . . . . . .29

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF ACQ CORP. . . . . . . . . . . . . .29
               SECTION 5.01.  ORGANIZATION, STANDING AND CORPORATE POWER . . .29
               SECTION 5.02.  AUTHORITY; NONCONTRAVENTION. . . . . . . . . . .30
               SECTION 5.03.  INTERIM OPERATIONS OF ACQ CORP . . . . . . . . .31
               SECTION 5.04.  SUFFICIENT FUNDS.. . . . . . . . . . . . . . . .31

ARTICLE VI

          COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . . . .32
               SECTION 6.01. CONDUCT OF BUSINESS . . . . . . . . . . . . . . .32
               SECTION 6.02.  ADVICE OF CHANGES. . . . . . . . . . . . . . . .37
               SECTION 6.03.  NO SOLICITATION. . . . . . . . . . . . . . . . .37

ARTICLE VII

           ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .39
               SECTION 7.01.  STOCKHOLDERS MEETING . . . . . . . . . . . . . .39
               SECTION 7.02.  PROXY STATEMENT AND OTHER FILINGS; REGISTRATION
                              STATEMENT; AUDITOR'S LETTER. . . . . . . . . . .40

               SECTION 7.03.  ACCESS TO INFORMATION; CONFIDENTIALITY . . . . .41
               SECTION 7.04.  REASONABLE EFFORTS; NOTIFICATION . . . . . . . .42
               SECTION 7.05.  STOCK OPTION PLANS; CHANGE OF CONTROL PLAN . . .44
               SECTION 7.06.  INDEMNIFICATION AND INSURANCE. . . . . . . . . .45
               SECTION 7.07.  FEES AND EXPENSES. . . . . . . . . . . . . . . .46
               SECTION 7.08.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . .47
               SECTION 7.09.  TITLE POLICIES . . . . . . . . . . . . . . . . .47
               SECTION 7.10.  TRANSFER TAXES . . . . . . . . . . . . . . . . .48
               SECTION 7.11.  MAINTENANCE OF COMMITMENT. . . . . . . . . . . .48

ARTICLE VIII

            CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .48
               SECTION 8.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
                              THE MERGER . . . . . . . . . . . . . . . . . . .48
               SECTION 8.02.  CONDITIONS TO OBLIGATIONS OF ACQ CORP. . . . . .49
               SECTION 8.03.  CONDITIONS TO OBLIGATIONS OF TARGET. . . . . . .50

ARTICLE IX

          TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . .51
               SECTION 9.01.  TERMINATION. . . . . . . . . . . . . . . . . . .51
               SECTION 9.02.  EFFECT OF TERMINATION. . . . . . . . . . . . . .52
               SECTION 9.03.  AMENDMENT. . . . . . . . . . . . . . . . . . . .52
               SECTION 9.04.  EXTENSION; WAIVER. . . . . . . . . . . . . . . .52
               SECTION 9.05.  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION
                              OR WAIVER. . . . . . . . . . . . . . . . . . . .52

ARTICLE X

         GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . .53
               SECTION 10.01.  NONSURVIVAL OF REPRESENTATIONS. . . . . . . . .53
               SECTION 10.02.  NOTICES . . . . . . . . . . . . . . . . . . . .53
               SECTION 10.03.  INTERPRETATION. . . . . . . . . . . . . . . . .55
               SECTION 10.04.  COUNTERPARTS. . . . . . . . . . . . . . . . . .55
               SECTION 10.05.  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.55

               SECTION 10.06.  GOVERNING LAW . . . . . . . . . . . . . . . . .55
               SECTION 10.07.  GAMING LAWS . . . . . . . . . . . . . . . . . .55
               SECTION 10.08.  ASSIGNMENT. . . . . . . . . . . . . . . . . . .55
               SECTION 10.09.  ENFORCEMENT . . . . . . . . . . . . . . . . . .56

                                     SCHEDULES


                                     EXHIBITS

Exhibit A   Voting and Profit Sharing Agreement
Exhibit B   Non-Competition and Trade Secrets Agreement

          AGREEMENT AND PLAN OF MERGER dated as of February 1, 1998 (this "AGREEMENT"), among HARVEYS ACQUISITION CORPORATION, a Nevada corporation ("ACQ CORP"), and HARVEYS CASINO RESORTS, a Nevada corporation ("TARGET").

                               W I T N E S S E T H

          WHEREAS, the respective Boards of Directors of Acq Corp and Target have determined that the merger of Acq Corp with and into Target (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement;

          WHEREAS, as a condition for Acq Corp to enter into this Agreement, those stockholders of Target listed in the signature pages to the Voting Agreement, as defined below (the "FAMILY"), have entered into the Voting Agreement as of the date hereof with Acq Corp, which provides, among other things, that, subject to the terms and conditions thereof, each trustee or member of the Family will vote its shares of Common Stock, as defined below, in favor of the Merger and the approval and adoption of this Agreement;

          WHEREAS, the Board of Directors of Target has approved the terms of the Voting Agreement; and

          WHEREAS, Acq Corp and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

          "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "ARTICLES OF MERGER" has the meaning set forth in Section 2.01.

          "AUDIT" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

          "BENEFIT PLAN" has the meaning set forth in Section ?(i).

          "BUDGET" has the meaning set forth in Section 6.01(a)(v).

          "CHANGE OF CONTROL PLAN" means Target's Change of Control Plan dated November 20, 1997, as in effect on the date hereof.

          "CLASS A COMMON STOCK" has the meaning set forth in Section
3.01(a)(i).

          "CLASS B COMMON STOCK" has the meaning set forth in Section
3.01(a)(ii).

          "CLOSING" has the meaning set forth in Section 2.02.

          "CLOSING DATE" has the meaning set forth in Section 2.02.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" means the Common Stock of Target, par value $.01 per share.

          "COMPETITIVE PROPOSAL" means any written proposal made by a third party, other than any member of either the Family or the Board of Directors of Target, to acquire, for consideration consisting of cash and/or publicly traded equity securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of Target, with respect to which proposal
(i) the Board of Directors of Target determines in its good faith judgment (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) that (a) the value of the consideration of such proposal exceeds the value of each of the Merger Consideration and any alternative proposal presented by Acq Corp or any of its Affiliates and (b) such proposal is more favorable to Target and Target's stockholders than the Merger and any alternative proposal presented by Acq Corp or any of its Affiliates, and (ii) there is no financing condition and financing, to the extent required, is fully committed.

          "CONTRACT" means any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral.

          "COVERED PERSON" has the meaning set forth in Section 6.03(a).

          "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation.

          "EFFECTIVE TIME" has the meaning set forth in Section 2.03.

          "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 4.12(c).

          "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.12(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE FUNDS" has the meaning set forth in Section 3.02(a).

          "EXPENSES" has the meaning set forth in Section 7.07(b).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FAMILY" has the meaning set forth in the second recital hereof.

          "GAMING AUTHORITY" means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission and the Iowa Racing and Gaming Commission.

          "GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of Target, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder and chapter 99F of the Code of Iowa and the rules and regulations promulgated thereunder.

          "GOVERNMENTAL ENTITY" means any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any Gaming Authority.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all lease obligations of such Person capitalized on the books and records of such Person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such

Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

          "INDEMNIFIED PARTIES" has the meaning set forth in Section 7.06(a).

          "KNOWLEDGE" of any Person means the current actual knowledge of the officers and directors of such Person.

          "LAW" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

          "LIEN" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

          "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" with respect to any Person means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, business prospects, properties, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

          "MATERIAL SUBSIDIARY" has the meaning set forth in Section 4.02.

          "MAXIMUM PREMIUM" has the meaning set forth in Section 7.06(b).

          "MERGER" has the meaning set forth in the first recital hereof.

          "MERGER CONSIDERATION" has the meaning set forth in Section 3.01(c).

          "MATERIAL OF ENVIRONMENTAL CONCERN" has the meaning set forth in
Section 4.12(a).

          "NRS" means Nevada Revised Statutes.

          "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

          "NEVADA MERGER LAW" has the meaning set forth in Section 2.03.

          "OPTION AGREEMENT" has the meaning set forth in Section 6.01(b).

          "ORDINARY COURSE OF BUSINESS," when used with respect to Target, in addition to its usual and customary meaning, shall be deemed to mean transactions in the ordinary course of business consistent with Target's prior practice.

          "PAYING AGENT" has the meaning set forth in Section 3.02(a).

          "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

          "PLAN" has the meaning set forth in Section 4.10.

          "PREFERRED STOCK" means the Preferred Stock of Target, par value $.01 per share.

          "SEC" means the Securities and Exchange Commission.

          "SEC DOCUMENTS" has the meaning set forth in Section 4.06.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "STOCK PURCHASE PLAN" has the meaning set forth in Section 7.05(c) hereof.

          "SUBSIDIARY" means, with respect to any Person, (i) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (a) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (b) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (ii) any partnership with respect to which (a) such Person or a Subsidiary of such Person is a general partner, (b) such Person and its Subsidiaries together own more than 50% of the interests therein, or (c) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (iii) any limited liability company with respect to which (a) such Person or a Subsidiary of such Person is the manager or managing member, (b) such Person and its Subsidiaries together own more than 50% of the interests therein, or (c) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (iv) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (a) at least a 50% ownership interest or (b) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

          "SURVIVING CORPORATION" has the meaning set forth in Section 2.01 hereof.

          "TAKEOVER PROPOSAL" means (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a material amount of assets of Target or any of its Subsidiaries or of over 10% of any class of equity securities of Target or any of its Subsidiaries or which would require approval under any Gaming Law, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Target or any of its Subsidiaries or which would require approval under any Gaming Law, or any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, frustrate, prevent, nullify or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Acq Corp of the transactions contemplated hereby. Notwithstanding the foregoing, a transaction or series of related transactions involving the sale, transfer or other disposition of Reno Projects, Inc. or a material amount of the assets thereof (substantially as such assets consist on the date hereof) for consideration not to exceed $2 million shall not be deemed to constitute a Takeover Proposal.

          "TAX" or "TAXES" means all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

          "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

          "TAX RETURNS" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

          "TERMINATION FEE" has the meaning set forth in Section 7.07(b).


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in the articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") required by law in connection with the Merger, and in accordance with the applicable provisions of Nevada law, Acq Corp shall be merged with and into Target. Following the Merger, Target shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate existence of Acq Corp will cease.

          SECTION 2.02. CLOSING. The closing (the "CLOSING") of the Merger will take place at 10:00 a.m. on a date (the "CLOSING DATE") to be specified by Acq Corp, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third

Avenue, New York, New York 10022, unless another time date or place is agreed to in writing by the parties hereto.

          SECTION 2.03. EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties shall file the Articles of Merger with the Secretary of State of the State of Nevada (the "NEVADA SECRETARY OF STATE") in accordance with the provisions of NRS section 92A.005 ET SEQ. (the "NEVADA MERGER LAW") and make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State, or at such other later time (which shall not be more than 90 days after the Articles of Merger are filed) as Acq Corp and Target shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

          SECTION 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Nevada Merger Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Target and Acq Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acq Corp shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.05. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation of Acq Corp, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be "Harveys Casino Resorts," and thereafter may be amended in accordance with its terms and as provided by law. The By-laws of Acq Corp as in effect on the Effective Time shall become the By-laws of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

          SECTION 2.06. DIRECTORS. The directors of Acq Corp immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. OFFICERS. The officers of Target immediately prior to the Effective Time shall become the officers of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.08. FURTHER ACTIONS. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.


                                   ARTICLE III

                              CONVERSION OF SHARES

          SECTION 3.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Acq Corp:

               (a)  CAPITAL STOCK OF ACQ CORP.

                         (i) Each share of the Class A Common Stock, par value $.01 per share ("CLASS A COMMON STOCK"), of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

                         (ii) Each share of the Class B Common Stock, par value $.01 per share (the "CLASS B COMMON STOCK"), of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class B Common Stock, par value $.01 per share, of the Surviving Corporation.

                         (iii) Each share of the Series A Preferred Stock, par value $.01 per share, of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Series A Preferred

     Stock, par value $.01 per share, of the Surviving Corporation.

               (b) CANCELLATION OF TREASURY STOCK AND ACQ CORP OWNED STOCK. Each share of Common Stock that is owned by Target or by any Subsidiary of Target and each share of Common Stock that is owned by Acq Corp shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in exchange therefor.

               (c) CONVERSION OF COMMON STOCK. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation $28.00 in cash, without interest, plus the additional consideration, if any, contemplated by the next following sentence (collectively, the "MERGER CONSIDERATION"). If the Closing shall not have occurred on or before August 31, 1998 as a result of the failure of Acq Corp to cause the conditions specified in Section 8.03 to be satisfied due to the failure of Acq Corp or its directors or officers to be licensed or found suitable under any applicable Gaming Law, the per share Merger Consideration shall include an amount in cash, without interest, equal to the difference, if positive, of (i) the product of (A) $1.96 times (B) a fraction the numerator of which shall be the number of days elapsed from and including September 1, 1998 to and excluding the Closing Date and the denominator of which shall be 365, minus (ii) the quotient of (1) the aggregate amount of all cash dividends on the Common Stock paid during the period from and including September 1, 1998 to and excluding the Closing Date, divided by (2) the number of shares of Common Stock upon which the Merger Consideration is paid pursuant to this Section 3.01(c) plus the number of shares of Common Stock underlying the stock options, warrants and other rights to acquire Common Stock cancelled in connection with the Merger pursuant to Section 7.05. As of the Effective Time, all shares of Common Stock upon which the Merger Consideration is payable pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          SECTION 3.02.  EXCHANGE OF CERTIFICATES.

               (a) PAYING AGENT. Immediately prior to the Effective Time, Acq Corp shall designate a bank or trust to act as paying agent in the Merger (the "PAYING AGENT"), and, from time to time on, prior to or after the Effective Time, Acq Corp shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds (the "EXCHANGE FUNDs") in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Common Stock as part of the Merger pursuant to Section 3.01, it being understood that any and all interest earned on the Exchange Fund shall be turned over to Acq Corp.

               (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of Target, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

               (c) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

               (d) TERMINATION OF EXCHANGE FUNDS. Any portion of the Exchange Funds which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to an entity identified in writing to Target by Colony Capital, Inc., upon demand, and any holders of the Certificates who have not theretofore complied with this
     Article III shall thereafter look only to such identified entity for payment of their claim for the Merger Consideration, and any cash or dividends or distributions payable to such holders pursuant to this Article III.

               (e) NO LIABILITY. None of Acq Corp, Target, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TARGET

          Target represents and warrants to Acq Corp as follows:

          SECTION 4.01. ORGANIZATION, STANDING AND CORPORATE POWER. Each of Target and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Target and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Target or any Material Subsidiary. Target has made available to Acq Corp complete and correct copies of the Restated Articles of Incorporation and By-laws of the corporation, in each case as amended to the date of this Agreement, and will make available immediately following the date of this Agreement the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of Target do not contain any provision limiting or otherwise restricting the ability of Target to control such Subsidiaries.

          SECTION 4.02.  SUBSIDIARIES.  The Subsidiaries of Target identified on
Schedule 4.02(a) (collectively, the "MATERIAL SUBSIDIARIES") own or lease all of the material assets, hold all material Permits and conduct all of the material business and operations of Target and its Subsidiaries, taken as a whole (including, without limitation, all business and operations associated with Target's Lake Tahoe, Colorado and Iowa casino resorts and related facilities). Each Subsidiary of Target that is not a Material Subsidiary is identified on
Schedule 4.02(b). All the outstanding shares of capital stock of each Subsidiary are owned by Target, by another wholly owned Subsidiary of Target or by Target and another wholly owned Subsidiary of Target, free and clear of all Liens, except as set forth on Schedule 4.02(c). There are no proxies with respect to any shares of any such Subsidiary.

          SECTION 4.03. CAPITAL STRUCTURE. The authorized capital stock of Target consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. At the close of business on January 27, 1998, (i) 9,906,869 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) 12,792 shares of Common Stock were held by Target in its treasury, and (iii) 950,543 shares of Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 7.05). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Target were issued or outstanding. Except as set forth in Schedule 4.03, as of the date of this agreement, there are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Target is a party, the value of which is derived from the value of shares of Common Stock. All outstanding shares of capital stock of Target are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
There are no bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Target or any of its Subsidiaries is a party or by which any of them is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Target or of any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          SECTION 4.04. AUTHORITY; NONCONTRAVENTION. Target has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject, in the case of this Agreement, to approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding obligation of Acq Corp, constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Target or any of its Subsidiaries under,
(i) the Restated Articles of Incorporation or By-laws of Target or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) other than subject to the governmental filings and other matters referred to in the following sentence and except as set forth on Schedule 4.04(a), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Target or any of its Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 4.19) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Target or any Material Subsidiary, (y) impair in any material respect the ability of Target to perform its obligations under this Agreement or (z) prevent or impede, in any material respect, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Target or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Target under the HSR Act, (ii) the filing with the SEC of such reports under
Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, (iv) the licensing, permitting, registration or other approval of, or written consent or no action letter from, each Gaming Authority within each municipality, state, or commonwealth, or subdivision thereof, wherein Target or any of its Subsidiaries conducts business on the date hereof and as of the Effective Date, each of which licenses, permits, registrations or other approvals, consents or no action letters are set forth in Schedule 4.04(b) hereto, (v) such filings as may be required by any applicable state securities or "blue sky" laws, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate,
(x) have a material adverse effect on Target or any Material Subsidiary, (y) impair, in any material respect, the ability of Target to perform its obligations under this Agreement or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

          SECTION 4.05. OPINION OF FINANCIAL ADVISOR. The Board of Directors of Target has received the opinion of DLJ, dated February 1, 1998 (the "FAIRNESS OPINION"), to the effect that, as of such date, the Merger Consideration is fair to the stockholders of Target, from a financial point of view, and a copy of the Fairness Opinion has been delivered to Acq Corp.

          SECTION 4.06. SEC DOCUMENTS; FINANCIAL STATEMENTS. Target files and has filed all required reports, proxy statements, forms, and other documents with the SEC since February 1, 1994 (the "SEC DOCUMENTS"). Schedule 4.06(a) hereto sets forth a complete list of all the SEC Documents through the date hereof. True and complete copies of all such SEC Documents have been delivered to Acq Corp. As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Target and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC

Documents filed and publicly available prior to the date of this Agreement and in Schedule 4.06(b), and except for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement (the "BASE BALANCE SHEET"), neither Target nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Target and its consolidated Subsidiaries or in the notes thereto.

          SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SEC Documents filed and publicly available during the year ended November 30, 1997 (the "1997 SEC DOCUMENTS"), Target and its Material Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and there has not been (i) any material adverse change in Target, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, except for the declaration and payment of regular quarterly cash dividends on the Common Stock in an amount not to exceed $.05 per share for each of Target's fiscal quarters, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as set forth in Schedule 4.07, (x) any granting by Target or any of its Subsidiaries to any officer of Target or any of its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business (including in connection with promotions) or as was required under employment agreements in effect as of the date of the Base Balance Sheet, (y) any granting by Target or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the Base Balance Sheet or (z) any entry by Target or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer of Target, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Target or any Material Subsidiary or (vi) any change in accounting methods, principles or practices by Target materially affecting its assets, liabilities or business.

          SECTION 4.08. LITIGATION. There is no suit, action or proceeding pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Target or any Material Subsidiary, including any affecting its licenses, permits, registration or other gaming approvals under the Gaming Laws, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have such an effect.

          SECTION 4.09. ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the 1997 SEC Documents, as set forth in Schedule 4.09 or as otherwise expressly permitted hereunder, there has not been any adoption or amendment in any material respect by Target or any of its Subsidiaries of any Plan since August 31, 1997. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Target or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

          SECTION 4.10.  EMPLOYEE BENEFITS; ERISA.

               (a) Schedule 4.10(a) contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Target or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Target or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE"), for the benefit of any current or former employee or director of Target, or any of its Subsidiaries or any ERISA Affiliate (the "PLANS"). Schedule 4.10(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS").

     None of Target, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Target, any of its Subsidiaries or any ERISA Affiliate.

               (b) With respect to each of the Plans, Target has heretofore delivered or as promptly as practicable after the date hereof shall deliver to Acq Corp true and complete copies of each of the following documents, as applicable:

                         (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                         (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                         (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                         (iv)  a copy of the most recent Summary Plan
     Description ("SPD"), together with all Summaries of Material
     Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                         (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                         (vi) all contracts relating to the Plans with respect to which Target, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                         (vii)  the most recent determination letter
     received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

               (c) Neither Target, nor any Subsidiary nor any current or former ERISA Affiliate has at any time sponsored, maintained, contributed to or been required to contribute to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, including without limitation any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). No liability under Title IV of ERISA has been incurred by Target, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA, and no condition exists that presents a material risk to Target, any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title.

               (d) None of Target, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Target's Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Target, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
     Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions which Target, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of Target or its Subsidiaries.

               (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

               (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

     Target has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

               (h) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Target, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Target, any of its Subsidiaries or an ERISA Affiliate, or
     (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

               (i) Except pursuant to the Plans set forth in Schedule 4.10(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of Target, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

               (j) There are no pending or, to Target's Knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          SECTION 4.11.  TAXES.

               (a) Each of Target and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects.

               (b) Each of Target and its Subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual in accordance with generally accepted accounting principles for the payment of, all Taxes due with respect to any period ending prior to or as of the Closing Date.

               (c) Except as set forth in Schedule 4.11(c), no Audit by a Tax Authority is pending or threatened with respect to any material Taxes due from Target or any of its Subsidiaries. There are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Target or any of its Subsidiaries for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency for any period not so audited.

               (d) No deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Target or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no Liens for Taxes upon the assets of Target or any of its Subsidiaries, except Liens for current Taxes not yet due and for which adequate accruals have been established in accordance with generally accepted accounting principles.

               (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which Target or any of its Subsidiaries is a party are disclosed in the 1997 SEC Documents.

          SECTION 4.12.  ENVIRONMENTAL MATTERS.

               (a) Each of Target and the Material Subsidiaries is in full compliance with all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "ENVIRONMENTAL LAWS" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls (PCBs), or asbestos or asbestos-containing materials ("MATERIALS OF ENVIRONMENTAL CONCERN")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. Such compliance includes, but is not limited to, the possession by Target and the Material Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All permits and other governmental authorizations currently held by the Target and the Material Subsidiaries pursuant to the Environmental Laws are identified in Schedule 4.12(a).

               (b) Neither Target nor any of its Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Target or any such Subsidiary is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. Target has provided to Acq Corp all information that is in the possession of or reasonably available to Target regarding environmental matters pertaining to the environmental condition of Target's and its Subsidiaries' business, or Target's and its Subsidiaries' compliance (or noncompliance) with any Environmental Laws.

               (c) There is no claim, action, cause of action, investigation or notice (written or oral) (together, "ENVIRONMENTAL CLAIM") by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Target or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or threatened against Target or any of its Subsidiaries or against any Person or entity whose liability for any Environmental Claim Target or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Target or any of its Subsidiaries or, to Target's best Knowledge after due inquiry, against any Person or entity whose liability for any Environmental Claim Target or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (e)  Without in any way limiting the generality of the foregoing,
     (i) all on-site and off-site locations where Target or any of its Subsidiaries has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in
     Schedule 4.12(e), (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by Target or any of its Subsidiaries are identified in Schedule 4.12(e), (iii) except as set forth in Schedule 4.12(e), there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by Target or any of its Subsidiaries, and (iv) except as set forth in Schedule 4.12(e), no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled leased by Target or any of its Subsidiaries.

               (f) Neither Target nor any Material Subsidiary is subject to any Environmental Laws requiring the performance of site assessments for Materials of Environmental Concern, or the removal or remediation of Materials of Environmental Concern, or the giving of notice to any governmental agency or the recording or delivery to other Persons or an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby.

          SECTION 4.13.  PERMITS; COMPLIANCE WITH GAMING LAWS.

               (a) Each of Target, its Subsidiaries and their respective officers, directors and other personnel has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under Gaming Laws ("PERMITS"), necessary for Target and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on Target or any Material Subsidiary, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a material adverse effect on Target or any Subsidiary, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $25,000 against Target or any Subsidiary. All such Permits are held only by Target or a Material Subsidiary. Except as disclosed in the 1997 SEC Documents, Target and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Target or any Material Subsidiary. The preceding sentence of this Section 4.13(a) does not apply to matters specifically covered by Sections ?, 4.10, 4.12 or 4.13(b).

               (b) Each of Target and its Subsidiaries is in compliance with all applicable Gaming Laws, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Target or any Material Subsidiary, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $25,000 against Target or any Subsidiary.

               (c) Neither Target, any Subsidiary or Target nor any officer or director of Target or any Subsidiary of Target has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a Permit of it or them, as applicable, under any Gaming Laws should be limited, revoked or suspended.

          SECTION 4.14. STATE TAKEOVER STATUTES; CHARTER PROVISIONS. The Board of Directors of Target has approved the Merger, this Agreement and the Voting Agreement and, (a) by virtue of NRS Section 78.3783(2)(b)(4), the control share statutes (including, without limitation, the provisions of NRS Sections 78.378 to 78.3793) and, (b) by virtue of NRS Section 78.438(1), the business combination statutes (including, without limitation, the provisions of NRS Sections 78.411 to 78.444), and (c) by virtue of NRS Section 92A.390, the fair price or value or dissenters' rights statutes (including, without limitation, the provisions of NRS Sections 92A.300 to 92A.500) of the State of Nevada do not apply to the Merger, this Agreement or the Voting Agreement or to the transactions contemplated thereby or hereby. In addition, such approval is sufficient to render inapplicable to the Merger, this Agreement and the Voting Agreement the provisions of Article VIII of Target's Restated Articles of Incorporation.

          SECTION 4.15. BROKERS. No broker, investment banker, financial advisor or other Person, other than DLJ, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has provided Acq Corp true and correct copies of all agreements between Target and DLJ.

          SECTION 4.16.  TRADEMARKS, ETC.  The material   patents, trademarks
(registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to Target and the Material Subsidiaries (collectively, "INTELLECTUAL PROPERTY RIGHTS") are sufficient to allow each of Target and the Material Subsidiaries exclusive use thereof and to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business. Each of Target and the Material Subsidiaries owns or has unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. Neither Target nor any of its Subsidiaries has received any oral or written notice from any other Person pertaining to or challenging the right of Target or any of its Subsidiaries to use any of the Intellectual Property Rights, which challenge or other assertion, if upheld or successful, individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims would reasonably be expected to have a material adverse effect on Target or any Material Subsidiary. Neither Target nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights in any such case where such claims (individually or in the aggregate) would reasonably be expected to have a material adverse effect on Target or any Material Subsidiary.

          SECTION 4.17. TITLE TO PROPERTIES. To the Knowledge of Target, each of Target and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business. Such material tangible assets and properties are sufficiently free of Liens to allow each of Target and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, or as Target proposes to conduct such business and, to the Knowledge of Target, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. To the Knowledge of Target, each of Target and each of its Subsidiaries enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Target and its Subsidiaries to conduct its business as currently conducted. Target and its Subsidiaries have no Knowledge of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect any of their properties or leases or any part thereof in any way whatsoever. Schedule 4.17 sets forth a complete list of all material real property and material interests in real property owned in fee by Target or one of its Subsidiaries and sets forth all material real property and interests in real property leased by Target or any of its Subsidiaries as of the date hereof.

          SECTION 4.18. INSURANCE. To the Knowledge of Target, Target and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of Target or its Subsidiaries or any of any properties owned, occupied or controlled by Target or its Subsidiaries, in such amount as reasonably deemed necessary by Target or its Subsidiaries.

          SECTION 4.19. CONTRACTS; DEBT INSTRUMENTS. Except as set forth in the 1997 SEC Documents or in Schedule 4.19, there are no (i) agreements of Target or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to Target or any of its Subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which Target is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by Target with the SEC as of the date of this Agreement. Each of the material agreements to which target or any of its Subsidiaries is a party is a valid and binding obligation of Target or its Subsidiary, as the case may be, and, to Target's Knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by Target or its Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of Target or any of its Subsidiaries (or, to the Knowledge of Target, any other party thereto) under any of such material agreements except for defaults that have not and would not, individually or in the aggregate, have a material adverse effect on Target or any Material Subsidiary.

          SECTION 4.20. LABOR RELATIONS. No strike or other labor dispute involving Target or any of its Subsidiaries is pending or, to the Knowledge of Target, threatened, and, to the Knowledge of Target, there is no activity involving any unorganized employees of Target or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as set forth in Schedule 4.20 and as disclosed in the 1997 SEC Documents, since August 31, 1997, there has not been any adoption or amendment in any material respect by Target or any of its Subsidiaries of any collective bargaining agreement. Other than those filed as exhibits to the 1997 SEC Document, Schedule 4.20 lists all collective bargaining agreements to which Target or any of its Subsidiaries is a party.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQ CORP

          Acq Corp represents and warrants to Target as follows:

          SECTION 5.01.  ORGANIZATION, STANDING AND CORPORATE POWER.  Acq
Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Acq Corp is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Acq Corp. Acq Corp will make available to Target complete and correct copies of its articles of incorporation and by-laws in effect on the date of this Agreement.

          SECTION 5.02. AUTHORITY; NONCONTRAVENTION. Acq Corp has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acq Corp and the consummation by Acq Corp of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acq Corp. This Agreement has been duly executed and delivered by Acq Corp and, assuming this Agreement constitutes the valid and binding obligation of Target, constitutes a valid and binding obligation of Acq Corp, enforceable against Acq Corp in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Acq Corp under, (i) the articles of incorporation or by-laws of Acq Corp, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acq Corp or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acq Corp or its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acq Corp, (y) impair in any material respect the ability of Acq Corp to perform its obligations under this Agreement or (z) prevent or impede the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Acq Corp in connection with the execution and delivery of this Agreement or the consummation by

Acq Corp of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, (iv) any approvals, licenses, authorizations, orders, registrations, findings of suitability and filings of notices with Gaming Authorities under Gaming Laws, (v) such filings as may be required by an applicable state securities or "blue sky" laws, (vi) in connection with any state or local tax which is attributable in respect of the beneficial ownership of real property of Target or its Subsidiaries, (vii) such immaterial filings and immaterial consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (viii) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Acq Corp or any of its Subsidiaries or Target or any of its Subsidiaries conducts any business or owns any assets, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on Acq Corp, (y) impair, in any material respect, the ability of Acq Corp to perform its obligations under this Agreement or
(z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          SECTION 5.03. INTERIM OPERATIONS OF ACQ CORP. Acq Corp was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          SECTION 5.04. SUFFICIENT FUNDS. On the Closing Date, Acq Corp will have sufficient funds to pay the Merger Consideration. Acq Corp possesses the means, pursuant to a binding commitment from Colony Investors III, L.P. or pursuant to another arrangement from a replacement source reasonably acceptable to Target, to obtain $10 million in cash upon 10 business days' prior notice.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 6.01.  CONDUCT OF BUSINESS.

               (a) During the term of this Agreement, except as specifically required by this Agreement or permitted under subsection (b) of this
     Section 6.01, Target shall and shall cause its Subsidiaries to carry on their respective businesses in the Ordinary Course of Business and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, Target shall not, and shall not permit any of its Subsidiaries to (without Acq Corp's prior written consent, which consent may not be unreasonably withheld):

                         (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Target to its Parent and other than the declaration and payment of regular quarterly dividends on the Common Stock in an amount not to exceed $.05 per share for each of Target's fiscal quarters, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as shall be required under currently existing terms of any stock-based benefit plan, purchase, redeem or otherwise acquire or amend any shares of capital stock of Target or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws and (y) issuances or redemptions of capital stock of wholly owned

     Subsidiaries occurring between Target and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Target);

                         (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Common Stock upon the exercise of employee stock options and contingent incentive plans (including with respect to contingent shares of Common Stock) outstanding on the date of this Agreement in accordance with their present terms);

                         (iii)   amend its Restated Articles of
     Incorporation, By-laws or other comparable charter or organizational documents;

                         (iv) take any action that would result in the failure to maintain the listing of Common Stock on the NYSE;

                         (v) develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Target and its Subsidiaries taken as a whole, except (x) purchases of inventory, furnishings and equipment in the Ordinary Course of Business or (y) expenditures consistent with Target's current capital budget, as set forth in Schedule 6.01(a)(v) (the "BUDGET");

                         (vi) sell, lease, license, swap, barter, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of or prevent from becoming subject to a Lien any of its properties or assets, except transactions in the Ordinary Course of Business;

                         (vii)   (A) other than (1) working capital
     borrowings in the Ordinary Course of Business, (2) projects approved prior to the date of this Agreement by the Board of Directors of Target as set forth in Schedule 6.01(a)(vii), to the extent permitted by Section 6.01(b), (3) specific projects at existing, operational facilities referred to in the Budget and (4) other incurrences of indebtedness which, in the aggregate, do not exceed $10.0 million, incur any indebtedness, forgive any debt obligations of any Person to Target or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Target or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) to Target or any direct or indirect wholly owned Subsidiary of Target, (2) advances to employees, suppliers or customers in the Ordinary Course of Business, (3) projects approved prior to the date of this Agreement by the Board of Directors of Target as set forth in Schedule 6.01(a)(vii), to the extent permitted by Section 6.01(b), and (4) specific projects referred to in the Budget, make any loans, advances or capital contributions to, or investments in, any other Person;

                         (viii)  settle any claim, action, or lawsuit
     relating to material Taxes pending as of the date hereof or arising on or after the date hereof, make any material Tax election, or amend any material Tax Return in any respect;

                         (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or in accordance with their terms of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the Ordinary Course of Business, or, except in the Ordinary Course of Business, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Target or any of its Subsidiaries is a party;

                         (x) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the Ordinary Course of Business and (ii) salary increases for officers other than Target's President pursuant to regular annual reviews in the Ordinary Course of Business and approved by Target's President pursuant to previously granted Board authority, PROVIDED that no compensation described in the clause (ii) shall be in the form of capital stock of Target or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, such capital stock), or to Persons providing management services, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                         (xi) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of Target of any amount relating to unused vacation days, except payments and accruals made in the Ordinary Course of Business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any plan or agreement identified in Schedule 4.10(a); or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                         (xii)   enter into any collective bargaining
     agreement;

                         (xiii) make any payments (other than regular compensation payable to officers and employees of Target in the Ordinary Course of Business), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, any of Target's Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the Ordinary Course of Business;

                         (xiv) except in the Ordinary Course of Business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the 1997 SEC Documents to which Target or any Subsidiary is a party or waive, release or assign any material rights or claims; or

                         (xv) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

               (b) DEVELOPMENT PROJECT. Target and Acq Corp agree that Target, without the prior written consent of Acq Corp otherwise required under
     Section 6.01(a), (1) may make option payments in the monthly amount of $37,500.00 until August 15, 1998, and in the monthly amount of $75,000.00 thereafter until October 15, 1998, in accordance with the terms of that certain Option Agreement made and entered into as of January 8, 1998 (the "OPTION AGREEMENT"), by and between Target and Grand Plaza Limited Partnership, a Nevada limited partnership, as such agreement may be amended and in effect on the date hereof, and (2) may further expend such amounts as are reasonably necessary in connection with development opportunities and activities for the parcel of land subject to the Option Agreement as well as for previously identified development opportunities in Massachusetts and in Rockford, Illinois, PROVIDED, that this Section 6.01(b) shall not permit Acq Corp to exercise the option pursuant to the Option Agreement or to acquire (by purchase, lease or otherwise) any fixed or other tangible assets relating to any such project without Acq Corp's consent pursuant to Section 6.01(a).

               (c) OTHER ACTIONS. Target shall not, and shall not permit any of its Subsidiaries to, take any action that would result in any of its representations and warranties set forth in this Agreement becoming untrue.

          SECTION 6.02. ADVICE OF CHANGES. Acq Corp and Target shall promptly advise the other party orally and in writing of

               (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect;

               (b) The failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

               (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party and its Subsidiaries taken as a whole or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied;

PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Additionally, Target shall furnish to Acq Corp, as promptly as practicable following Acq Corp's request therefor, all information reasonably necessary for Acq Corp accurately to determine (i) what amounts, if any, payable under any of the Plans or any other contract, agreement or arrangement with respect to which Target or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code, or
(ii) whether Target or any of its Subsidiaries has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

          SECTION 6.03.  NO SOLICITATION.

               (a) Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any affiliate, agent, partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Target or any of its Subsidiaries to, directly or indirectly, (i) solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (including, without limitation, any proposal or offer to Target's stockholders) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any such Takeover Proposal; PROVIDED, if in the opinion of the Board of Directors, after consultation with outside legal counsel, such failure to act would be inconsistent with its fiduciary duties to Target's stockholders under applicable law, Target may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 6.03(c), (A) furnish information with respect to Target to any Person pursuant to an executed, customary confidentiality and "standstill" agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Target or any of its Subsidiaries (each a "COVERED PERSON"), whether or not such Person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.03(a) by Target; PROVIDED that it is understood that this
     Section 6.03(a) shall not be deemed to have violated if in response to an unsolicited inquiry, a Covered Person states solely that he or she is subject to the terms of this Agreement. All Covered Persons shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

               (b) Neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or, in a manner adverse to Acq Corp, modify the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Merger, or the Voting Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors, prior to the approval of this Agreement or the Merger (including as the same may be modified hereafter) by the holders of at least two-thirds of the outstanding shares of Common Stock, to the extent required by the fiduciary duties to Target's shareholders under applicable Law, after consulta-tion with outside legal counsel, may, subject to the terms of this and the following sentences of this Section 6.03(b), withdraw or modify its approval or recommendation of this Agreement, the Merger or the Voting Agreement, approve or recommend a Competitive Proposal, or enter into an agreement with respect to a Competitive Proposal, in each case at any time after 12:00 noon, Los Angeles time, on the tenth day following Acq Corp's receipt of written notice (a "NOTICE OF COMPETITIVE PROPOSAL") advising Acq Corp that the Board of Directors has received a Competitive Proposal, specifying the material terms and conditions of such Competitive Proposal and identifying the Person making such Competitive Proposal. Acq Corp shall have the opportunity, until the end of the tenth day after it receives a Notice of Competitive Proposal, to make an offer that the Board of Directors of Target must consider in good faith, after consultation with its financial advisors, to determine if it is at least as favorable, from a financial point of view, to the shareholders of Target as the Competitive Proposal. In addition, if Target enters into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Acq Corp the Expenses and the Termination Fee.

               (c) In addition to the obligations of Target set forth in paragraph (b), Target shall advise Acq Corp promptly of any request for information or of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry. Target will keep Acq Corp fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.01. STOCKHOLDERS MEETING. Target will, as soon as practicable, and in no event later than 120 days after the date hereof, duly call, give notice of, convene and hold a meeting of the holders of Common Stock (the "STOCKHOLDERS MEETING"). Subject to the provisions of Section 6.03(b), Target will, through its Board of Directors, recommend to its stockholders approval of this

Agreement, the Merger and the other transactions contemplated by this Agreement.

          SECTION 7.02. PROXY STATEMENT AND OTHER FILINGS; REGISTRATION STATEMENT; AUDITOR'S LETTER.

               (a) If required pursuant to the Exchange Act, Target shall as promptly as possible after the execution of this Agreement, and in no event later than 30 days after the date hereof, prepare and file with the SEC a proxy statement (the "PROXY STATEMENT") in connection with the Merger. Target shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Target agrees that the Proxy Statement and each amendment or supplement thereto at the time it is filed shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. As promptly as possible after clearance by the SEC of the Proxy Statement, Target shall mail the Proxy Statement to its stockholders.

               (b) Target shall fully cooperate with Acq Corp so that Acq Corp may prepare and file with the SEC a registration statement on Form 10 (together with all amendments thereto, the "REGISTRATION STATEMENT") in connection with the registration under the Exchange Act of the shares of Class A Common Stock of Acq Corp, including using Target's best efforts to obtain and furnish the information required to be included therein and using its best efforts to respond promptly to any comments made by the SEC with respect thereto.

               (c) As promptly as practicable, Acq Corp and Target each shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Merger, the Proxy Statement, the registration of any capital stock of Acq Corp and the transactions contemplated hereby (collectively, "OTHER FILINGS").

               (d) Acq Corp and Target shall furnish to each other all information concerning it as the other may reasonably request in connection with the preparation of the Proxy Statement, the Registration Statement and the Other Filings.

               (e) Target shall use its best efforts to cause to be delivered to Acq Corp a letter of Deloitte & Touche LLP, Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acq Corp, customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          SECTION 7.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Target shall afford to Acq Corp, and to Acq Corp's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of Target and its Subsidiaries and, during such period, Target shall furnish promptly to Acq Corp (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Acq Corp may reasonably request. Except as otherwise agreed to by Target, notwithstanding termination of this Agreement, Acq Corp will keep, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than Acq Corp's or Acq Corp's directors, officers, employees, affiliates or agents, and then only on a confidential basis; PROVIDED, HOWEVER, that Acq Corp may disclose
Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger, the Registration Statement and the Other Filings, (ii) to its attorneys, accountants and financial advisors or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall include all information about Target which has been furnished by Target to Acq Corp; PROVIDED, HOWEVER, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Acq Corp, its attorneys, accountants or financial advisors not permitted by this Agreement, (y) was available to Acq Corp on a non-confidential basis prior to its disclosure to Acq Corp by Target or (z) becomes available to Acq Corp on a non-confidential basis from a Person other than Target who, to the Knowledge of Acq Corp, is not otherwise bound by a confidentiality agreement with Target or is not otherwise prohibited from transmitting the relevant information to Acq Corp. In the event of termination of this Agreement for any reason, Acq Corp shall promptly return all Confidential Information to Target.

          SECTION 7.04.  REASONABLE EFFORTS; NOTIFICATION.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Target and its Board of Directors shall (including through its officers and directors and other appropriate personnel) (i) take all action necessary to ensure that no state takeover, business combination, control share, fair price or value statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Voting Agreement or any of the other transactions contemplated by this Agreement, (ii) if any state takeover, business combination, control share, fair price or value statute or similar statute or regulation becomes applicable to the Merger, this Agreement or the Voting Agreement or any other transaction contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this

     Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement, and (iii) take all action necessary to assist Acq Corp in connection with efforts reasonably related to obtaining financing for the Merger and related transactions. Notwithstanding the foregoing, the parties acknowledge that Acq Corp and its Affiliates are not obligated by Section 7.04(a) or any other provision of this Agreement to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization with respect to any limited partner of any Affiliate of Acq Corp. Nothing herein shall be deemed to require Acq Corp or any of its Affiliates to take any steps (including without limitation the expenditure of funds) or provide any information to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization, other than is customary in the States of Nevada, Iowa and Colorado for such matters.

               (b) Target shall give prompt notice to Acq Corp of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect (including receiving Knowledge of any fact, event or circumstance which may cause any representation qualified as to the Knowledge of Target to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Acq Corp shall give prompt notice to Target of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect (including receiving Knowledge of any fact, event or circumstance which may cause any representation qualified as to the Knowledge of Acq Corp to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 7.05.  STOCK OPTION PLANS; CHANGE OF CONTROL PLAN.

               (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days before the Closing Date, the Board of Directors of Target (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Common Stock (a "STOCK OPTION") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Target (collectively, the "STOCK OPTION PLANS") shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of
     (x) the number of shares of Common Stock subject to such Stock Option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option. A listing of all outstanding Stock Options as of the date hereof, showing what portions of such Stock Options are exercisable as of such date, the dates upon which such Stock Options expire, and the exercise price of such Stock Options, is set forth in Schedule 7.05. Target represents and warrants that it has the authority to provide for the cancellation of all Target Stock Options as provided in this Section 7.05 without the need to obtain consents from the holders of any such Stock Options.

               (b) All Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of Target or any interest in respect of any capital stock of Target shall be deleted as of the Effective Time. Immediately following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Target, Acq Corp or the Surviving Corporation.

               (c) Target shall take all actions necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding option or right to acquire shares of Common Stock under Target's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall automatically be exercised or deemed exercised and (ii) in lieu of issuing certificates for Common Stock, each option or right holder shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of shares of

     Common Stock otherwise issuable upon such exercise and (y) the Merger Consideration. Target shall use all reasonable efforts to effectuate the foregoing, including, without limitation, amending the Stock Purchase Agreement and obtaining any necessary consents from holders of such options or rights. Target (i) shall not permit the commencement of any new offering period under the Stock Purchase Plan following the date hereof, (ii) shall not permit any optionee or right holder to increase his or her rate of contributions under the Stock Purchase Plan following the date hereof, (iii) shall terminate the Stock Purchase Plan as of the Effective Time, and (iv) shall take any other actions necessary to provide that as of the Effective Time no holder of options or rights under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such option or right.

               (d) As soon as reasonably practicable after the date hereof, Target shall amend its Change of Control Plan, effective as of the date hereof, (i) to delete Section 9 thereof (regarding non-competition provisions) and (ii) to clarify that, except as may be otherwise expressly agreed to in writing by Acq Corp, no participant in the Change of Control Plan shall, upon termination of employment, be entitled to receive an amount in excess of the greater of (x) the amount of such participant's severance compensation as determined under the Change of Control Plan and
     (y) the amount of such participant's severance compensation as determined under any applicable employment agreement between such participant and Target; PROVIDED, that the amendments provided for under this Section 7.05(d) shall only apply with respect to a "Change of Control" (as defined under the Change of Control Plan) resulting from the consummation of the transactions contemplated hereunder.

          SECTION 7.06.  INDEMNIFICATION AND INSURANCE.

               (a) The indemnification obligations set forth in Target's Restated Articles of Incorporation and By-laws on the date of this Agreement shall be duplicated, to the extent permissible under the NRS, in the Surviving Corporation's Articles of Incorporation and By-laws and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Target (the "INDEMNIFIED PARTIES").

               (b) For six years from the Effective Time, the Surviving Corporation shall, unless Acq Corp agrees in writing to guarantee the indemnification obligations set forth in Section 7.06(a), either (x) maintain in effect Target's current directors' and officers' liability insurance covering those Persons who are covered on the date of this Agreement by Target's directors' and officers' liability insurance policy (a copy of which has been made available to Acq Corp) or (y) procure directors' and officers' liability insurance to cover those Persons who are covered on the date of this Agreement by Target's directors' and officers' liability insurance policy with respect to those matters covered by Target's directors' and officers' liability policy; PROVIDED that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.06(b) an amount per annum in excess of 125% of the current annual premiums for the directors' and officers' liability insurance policy approved by Target's Board of Directors on January 22, 1998 (the "MAXIMUM PREMIUM") and, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that shall be required to be purchased or maintained shall be such amount that may be purchased or maintained for the Maximum Premium.

               (c) Section 7.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Target, Acq Corp, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Acq Corp and the Surviving Corporation.

          SECTION 7.07.  FEES AND EXPENSES.

               (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

               (b) Target shall pay, or cause to be paid, in same day funds to Acq Corp the sum of (x) all of the reasonably documented out-of-pocket expenses (the "EXPENSES") of Acq Corp and (y) $10,000,000 (the "TERMINATION FEE") upon demand if (i) Acq Corp terminates this Agreement pursuant to
     Section 9.01(d) and prior to such termination a Takeover Proposal shall have been made; (ii) Target terminates this Agreement pursuant to Section 9.01(e);

     or (iii) prior to any other termination of this Agreement (which termination does not result from the failure of Acq Corp to cause any condition specified in Section 8.03 to be satisfied), a Takeover Proposal shall have been made and within 12 months of such termination, a transaction constituting a Takeover Proposal is consummated or Target enters into an agreement with respect to, or the Board of Directors of Target or a committee thereof approves or recommends a Takeover Proposal. The amount of Expenses payable under this subsection (b) shall be the amount set forth in an estimate delivered by Acq Corp or Target, as the case may be, following the date such expenses become payable, subject to upward or downward adjustment, upon delivery of reasonable documentation therefor.

          SECTION 7.08. PUBLIC ANNOUNCEMENTS. Acq Corp, on the one hand, and Target, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 7.09. TITLE POLICIES. Target agrees that, prior to the Effective Time, it will use its reasonable efforts to cause such officers of Target and its Subsidiaries, as Acq Corp's or Acq Corp's Title Insurer may reasonably require, to execute such reasonable and customary affidavits as shall permit such Title Insurer to issue an endorsement to its title insurance policies insuring title to the real properties owned or leased by Target or any of its Subsidiaries to the effect that the Title Insurer will not claim as a defense under any such policy failure of insured to disclose to the Title Insurer prior to the date of the relevant policy any defects, Liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to Acq Corp) prior to the Effective Time.

          SECTION 7.10. TRANSFER TAXES. All liability for transfer or other similar taxes arising out of or related to the sale of Common Stock to the Acq Corp or the consummation of any other transaction contemplated by this Agreement ("TRANSFER TAXES") shall be borne by Target. Target shall file or cause to be filed all returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the stockholders of Target shall cooperate with respect to the filing of such returns.

          SECTION 7.11. MAINTENANCE OF COMMITMENT. Acq Corp shall maintain in effect the arrangements contemplated by Section 5.04 until the earlier of (i) the consummation of the Merger and (ii) subject to the proviso below, six months following any termination of this Agreement prior to the Effective Time; PROVIDED that Acq Corp's obligations pursuant to this Section 7.11 shall terminate if and when (a) Acq Corp terminates this Agreement pursuant to Section 9.01(d) or (b) Target enters into a definitive agreement with respect to a Takeover Proposal or such a proposal is consummated.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

          SECTION 8.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of all shares of Common Stock entitled to be cast in accordance with applicable law and Target's Restated Articles of Incorporation.

               (b) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; PROVIDED, in the case of a decree, injunction or other order, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

          SECTION 8.02. CONDITIONS TO OBLIGATIONS OF ACQ CORP. The obligations of Acq Corp to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Acq Corp shall have received certificates signed on behalf of Target by its President and its Chief Financial Officer to such effect.

               (b) AGREEMENTS AND COVENANTS. Target shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Acq Corp shall have received certificates signed on behalf of Target by its President and its Chief Financial Officer to such effect.

               (c) NO MATERIAL ADVERSE EFFECT. From the date hereof through and including the Effective Time, no event shall have occurred which would have a material adverse effect on Target or any Material Subsidiary.

               (d) CANCELLATION OF STOCK OPTIONS AND SARS. As of the Effective Time, all Stock Options shall have been cancelled.

               (e) GAMING AUTHORITY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Acq Corp to consummate the Merger and to permit it and each of its Subsidiaries to conduct their businesses in the jurisdictions regulated by such Gaming Authorities after the Effective Time in the same manner as conducted by Target and its Subsidiaries prior to the Effective Time shall have been obtained or made, as applicable.

               (f) THIRD PARTY CONSENTS. All consents, orders, approvals, authorizations, registrations, findings of suitability and action of any Governmental Entity other than a Gaming Authority required to permit the consummation of the Merger shall have been obtained or made, free of any condition.

               (g) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the Exchange Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          SECTION 8.03. CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following condition:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acq Corp contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Target shall have received certificates signed on behalf of Acq Corp by its President to such effect.

               (b) AGREEMENTS AND COVENANTS. Acq Corp shall have performed, in all material respects, all obligations and complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time , and Target shall have received certificates signed on behalf of Acq Corp by its President to such effect.

               (c) GAMING AUTHORITY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Acq Corp to consummate the Merger shall have been obtained or made, as applicable.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Target:

               (a)  by mutual written consent of Acq Corp and Target;

               (b) by either Acq Corp or Target if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; PROVIDED, in the case of a order, decree, ruling or other order, each of the parties shall have used their best efforts to prevent the entry of any such order, decree, ruling or other order and to appeal as promptly as possible any order, decree, ruling or other order that may be entered; PROVIDED FURTHER, the right to terminate this Agreement pursuant to the foregoing clause shall not be available to any party that fails to comply with Section 7.04(a);

               (c) by either Acq Corp or Target, at any time after February 1, 1999, if the Effective Time shall not have occurred on or prior to such date; PROVIDED, HOWEVER, in the event that the parties shall have received from any responsible individual of each Gaming Authority (i) the approval of which is required to be obtained to permit Acq Corp to consummate the Merger and (ii) which has not prior to February 1, 1999 finally determined whether such approval shall be granted, reasonable assurances (written or oral) that a hearing is scheduled or can reasonably be expected to be scheduled on or prior to April 1, 1999, then, in such event, neither party may terminate this Agreement pursuant to this Section 9.01(c) prior to April 1, 1999;

               (d) by Acq Corp, if this Agreement has not been approved by holders of at least two-thirds of the outstanding shares of Common Stock within 120 days after the date hereof; or

               (e) by Target in connection with entering into a definitive agreement in accordance with Section 6.03(b), PROVIDED, it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee.

          SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Target or Acq Corp as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acq Corp or Target, other than the provisions of
Section 7.03, Section 7.07, this Section 9.02 and Article X and except to the extent that such termination results from the wilful or grossly negligent and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity.

          SECTION 9.03. AMENDMENT. This Agreement may be amended by the mutual agreement of the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Target; PROVIDED, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 9.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 9.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to
Section 9.04 shall, in order to be effective, require in the case of Acq Corp or Target, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                    ARTICLE X

                               GENERAL PROVISIONS

          SECTION 10.01. NONSURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, none of the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acq Corp, to:

               c/o Colony Capital, Inc.
               1999 Avenue of the Stars, Suite 1200
               Los Angeles, California 90067
               Telephone:  310-282-8813
               Facsimile: 310-282-8813
               Attention:  Kelvin L. Davis

               and

               c/o Colony Capital, Inc.
               201 Main Street, Suite 2420
               Fort Worth, Texas 76102
               Telephone:  817-871-4023
               Facsimile: 817-871-4088
               Attention:  Wade Hundley
               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               300 South Grand Avenue, Suite 3400
               Los Angeles, California  90071
               Attention:  Jonathan H. Grunzweig, Esq.
               Telephone:  213-687-5000
               Facsimile:  213-687-5600

               (b)  if to Target, to

               Highway 50 and Stateline Avenue
               P.O. Box 128
               Lake Tahoe, Nevada 89449
               Telephone:  702-588-2411
               Facsimile:


               with a copy to:

               Morgan, Lewis & Bockius LLP
               300 South Grand Avenue, Suite 2200
               Los Angeles, California  90071
               Attention:  Peter P. Wallace, Esq.
               Telephone:  213-612-2500
               Facsimile:  213-612-2554


               and with a copy to:

               Scarpello & Alling, Ltd.
               276 Kingsbury Grade, Suite 2000
               Post Office Box 3390
               Lake Tahoe, Nevada  89449
               Attention:  Ronald D. Alling, Esq.
               Telephone:  702-588-6676
               Facsimile:  702-588-4970

          SECTION 10.03. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Voting Agreement and the consummation of the transactions contemplated by such Voting Agreement are transactions contemplated by this Agreement. To the extent any restriction on the activities of Target or its Subsidiaries under the terms of this Agreement, including with respect to any negative pledge or other restriction on the ability of Target to dispose of stock of any Colorado, Iowa or Nevada Subsidiary, requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

          SECTION 10.04. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.05. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Voting Agreement constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

          SECTION 10.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          SECTION 10.07. GAMING LAWS. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

          SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Acq Corp may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any controlled affiliate of Colony Capital, Inc., PROVIDED such party assumes Acq Corp's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 10.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any Federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Nevada.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, Acq Corp and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       HARVEYS ACQUISITION CORPORATION


                                       By:  /s/ KELVIN L. DAVIS
                                            -----------------------------
                                            Name:  Kelvin L. Davis
                                            Title:  President

                                       HARVEYS CASINO RESORTS


                                       By:  /s/ CHARLES W. SCHARER
                                            -----------------------------
                                            Name:  Charles W. Scharer
                                            Title: Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer

                                    ANNEX B
         OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
                                February 1, 1998

Board of Directors
Harveys Casino Resorts
P.O. Box 128
Stateline, NV 89449

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Harveys Casino Resorts (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 1, 1998 (the "Agreement"), between Harveys Acquisition Corporation ("Buyer"), an affiliate of Colony Capital, Inc., and the Company pursuant to which Buyer will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive $28.00 per share in cash subject to increase in accordance with section 3.01(c) of the Agreement.

    In arriving at our opinion, we have reviewed the Agreement and the schedules and exhibits thereto, as well as other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning December 1, 1997 and ending November 30, 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and advisory services for the Company in the past, including advising the Company and providing a fairness opinion regarding the sale of its 40% interest in the Hard Rock Hotel & Casino in October 1997, lead managing the Company's issuance of $150 million of 10 5/8% Senior Subordinated Notes due 2006 in June 1996 and advising the Company on its acquisition of a 30% interest in Harveys Wagon Wheel Hotel & Casino in April 1996, and has received customary compensation for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                DONALDSON, LUFKIN & JENRETTE
                                SECURITIES CORPORATION

                                By:  /s/ R. SCOTT TURICCHI
                                     -----------------------------------------
                                     R. Scott Turicchi
                                     MANAGING DIRECTOR